SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.   )
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HUBBELL INCORPORATED

(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 2007
ANNUAL MEETING OF SHAREHOLDERS
VOTING RIGHTS AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
Cash and Other Forms of Compensation
Summary Compensation Table for Fiscal Year 2006
Outstanding Equity Awards at Fiscal Year End
Option Exercises and Stock Vested During Fiscal Year 2006
Pension Benefits in Fiscal Year 2006
Director Compensation Table for Fiscal Year 2006
RATIFICATION OF THE SELECTION OF AND RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
GENERAL
SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

HUBBELL INCORPORATED
584 Derby Milford Road, Orange, Connecticut 06477–4024

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 2007

To the Shareholders:
             Notice is hereby given that the Annual Meeting of Shareholders of Hubbell Incorporated (the “Company”) will be held at the principal executive offices of the Company, 584 Derby Milford Road, Orange, Connecticut 06477, on Monday, May 7, 2007 at 9:00 A.M. local time for the purpose of considering and acting upon the following proposals:

1. Election of Directors of the Company for the ensuing year, to serve until the next Annual Meeting of Shareholders of the Company and until their respective successors have been duly elected and qualified.

The following persons have been designated by the Board of Directors for nomination as Directors:

E. Richard Brooks George W. Edwards, Jr. Andrew McNally IV	Daniel J. Meyer Daniel S. Van Riper Richard J. Swift Anthony J. Guzzi	Joel S. Hoffman G. Jackson Ratcliffe Timothy H. Powers

2. The ratification of the selection of independent registered public accountants to examine the annual financial statements for the Company for the year 2007.

3. The transaction of such other business as may properly come before the meeting and any adjournments thereof.
      Accompanying this Notice of Annual Meeting is a form of proxy and a proxy statement. Copies of the Company’s Annual Report for the year ended December 31, 2006 have been mailed under separate cover to all shareholders.

IMPORTANT:  It is important that your shares be represented at this meeting. Therefore, please fill in, date, and sign the enclosed proxy and mail it promptly in the enclosed postage-paid envelope, vote electronically using the Internet or use the telephone voting procedures, as described on the enclosed proxy card.

      The Board of Directors has fixed the close of business on March 9, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting and any adjournments thereof. The transfer books will not be closed.
By order of the Board of Directors

Richard W. Davies
Vice President,
General Counsel and
Secretary
Dated:  March 20, 2007

HUBBELL INCORPORATED
PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
To be held May 7, 2007

       The accompanying proxy is solicited by and on behalf of the Board of Directors of Hubbell Incorporated, a Connecticut corporation (the “Company”), to be voted at its Annual Meeting of Shareholders to be held at the principal executive offices of the Company, 584 Derby Milford Road, Orange, Connecticut 06477, on Monday, May 7, 2007 at 9:00 A.M. local time, and any adjournments thereof. Commencing on or about March 22, 2007, copies of this Proxy Statement and the proxy form are being mailed to all shareholders. Copies of the Company’s Annual Report for the year 2006 have been mailed under separate cover to all shareholders.
      Any shareholder executing a proxy may revoke it at any time prior to its use. The Company will treat any duly executed proxy as not revoked until it receives a duly executed instrument revoking it, or a duly executed proxy bearing a later date or, in the case of death or incapacity of the person executing the same, written notice thereof. If you vote your shares using the Internet website or the telephone voting procedures, you may revoke your prior Internet or telephone vote by recording a different vote on the Internet website or using the telephone voting procedures, or by signing and returning a duly executed proxy bearing a later date than your last Internet or telephone vote. A proxy also may be revoked by voting by ballot at the annual meeting.
      You may access this proxy statement and the Company’s 2006 Annual Report via the Internet on the Company’s website at http://www.hubbell.com/FinancialReports. If you would like to access your proxy statement and annual report electronically in the future, in lieu of receiving paper copies, you may do so by signing up for electronic delivery of these documents online at http://www.proxyvoting.com/hub or choosing this option by following the appropriate instructions when you vote by telephone or by marking the appropriate box on your proxy card.
VOTING RIGHTS AND SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The record date for the determination of shareholders entitled to vote at the meeting is the close of business on March 9, 2007. On March 9, 2007, the Company had outstanding 8,071,568 shares of Class A Common Stock, par value $.01 per share, and 51,704,242 shares of Class B Common Stock, par value $.01 per share, and no other voting securities. Each share of Class A Common Stock is entitled to twenty votes and each share of Class B Common Stock is entitled to one vote. The vote required for each proposal to be acted upon at this meeting is set forth in the description of that proposal.
      The following table sets forth as of March 9, 2007, or such other date as indicated in the table or the notes thereto, each of the persons known to the Company to own beneficially shares representing more than 5% of any class of the Company’s outstanding voting securities, with the percent of class stated therein being based upon the outstanding shares on March 9, 2007.

		Amount and
		Nature of
	Name and Address of	Beneficial		Percent
Title of Class	Beneficial Owner	Ownership		of Class

Class A Common Stock	Andrew McNally IV, G. J. Ratcliffe, and Richard W. Davies, as trustees under a Trust Indenture dated September 2, 1957 made by Louie E. Roche (the “Roche Trust”), c/o Hubbell Incorporated, 584 Derby Milford Road, Orange, Connecticut 06477	2,191,320	(1)(2)(4)	27.15%
Class A Common Stock	Andrew McNally IV, G. J. Ratcliffe, and Richard W. Davies, as trustees under a Trust Indenture dated August 23, 1957 made by Harvey Hubbell (the “Hubbell Trust”), c/o Hubbell Incorporated, 584 Derby Milford Road, Orange, Connecticut 06477	1,487,245	(2)(3)(4)	18.43
Class A Common Stock	Adage Capital Partners, L.P.	767,000	(5)	9.50
	Adage Capital Partners GP, L.L.C.
	Adage Capital Advisors, L.L.C.
	Phillip Gross
	Robert Atchinson 200 Clarendon Street 52nd Floor Boston, Massachusetts 02116
Class B Common Stock	Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, New Jersey 07302	6,132,490	(6)	11.86
Class B Common Stock	Capital Research and Management Company	3,503,100	(7)	6.78
	The Income Fund of America, Inc.	3,213,100	(7)	6.21
	333 South Hope Street
	Los Angeles, California 90071
Class B Common Stock	American Century Companies, Inc.	3,562,373	(8)	6.89
	American Century Investment Management, Inc.
	4500 Main Street 9th Floor Kansas City, Missouri 64111

		Amount and
		Nature of
	Name and Address of	Beneficial		Percent
Title of Class	Beneficial Owner	Ownership		of Class

Class B Common Stock	Adage Capital Partners, L.P.	2,665,204	(5)	5.15
	Adage Capital Partners GP, L.L.C.
	Adage Capital Advisors, L.L.C.
	Phillip Gross
	Robert Atchinson 200 Clarendon Street 52nd Floor Boston, Massachusetts 02116
Class B Common Stock	Cooke & Bieler, L.P.	2,657,134	(9)	5.14
	1700 Market Street
	Philadelphia, Pennsylvania 19103

      (1) The beneficiaries of such trust are the issue of Harvey Hubbell and their spouses.
      (2) The Trust Indenture requires that, so long as no bank or trust company is acting as a trustee, there shall be three individuals acting as trustees, each of whom, so long as any securities of the Company are held by the trust, must be an officer or Director of the Company. The Trust Indenture provides that successor trustees are to be appointed by the trustees then in office. The trustees have shared voting and investment power with respect to the securities of the Company held in such trust.
      (3) The beneficiaries of such trust are the issue of Harvey Hubbell.
      (4) In addition, Messrs. McNally, Ratcliffe, and Davies beneficially own shares of the Company’s Common Stock. Messrs. Ratcliffe and Davies hold unexercised options for the purchase of the Company’s Class B Common Stock under the Company’s Stock Option Plan for Key Employees (“Option Plan”), Mr. Davies holds unexercised stock appreciation rights (“SARs”) for the purchase of the Company’s Class B Common Stock under the 2005 Incentive Award Plan (together with the Option Plan, the “Equity Plans”) (see the table captioned “Outstanding Equity Awards at Fiscal Year End of 2006”), Mr. Davies is a co-trustee of The Harvey Hubbell Foundation which owns 106,304 shares of Class A Common Stock and 29,358 shares of Class B Common Stock, and Mr. Davies is a co-member of the Retirement Committee which has voting and investment power for 212,264 shares of Class A Common Stock and 130,912 shares of Class B Common Stock held by the Company’s amended and restated Master Pension Trust (“Pension Trust”).
      (5) The Company has received a copy of Schedule 13G, as amended, with respect to the Company’s Class A Common Stock and a copy of Schedule 13G with respect to the Company’s Class B Common Stock as filed with the Securities and Exchange Commission (“SEC”), by Adage Capital Partners, L.P. (“ACP”), Adage Capital Partners GP, L.L.C. (“ACPGP”), a general partner of ACP, Adage Capital Advisors, L.L.C. (“ACA”), as managing member of ACPGP and general partner of ACP, Phillip Gross (“Mr. Gross”), as managing member of ACA and ACPGP and general partner of ACP, and Robert Atchinson (“Mr. Atchinson”), as managing member of ACA and ACPGP, and general partner of ACP, and collectively, the “Reporting Persons”, reporting ownership of these shares as of December 31, 2006 with respect to the Company’s Class A Common Stock and as of January 16, 2007 with respect to the Company’s Class B

Common Stock. As reported in said Schedules 13G, the Reporting Persons have shared voting and dispositive power as to these shares.
      (6) The Company has received a copy of Schedule 13G, as amended, as filed with the SEC by Lord, Abbett & Co. LLC (“Lord, Abbett”) reporting ownership of these shares as of December 29, 2006. As reported in said Schedule 13G, Lord, Abbett has sole voting power for 5,944,490 of such shares and sole dispositive power as to all such shares.
      (7) The Company has received a copy of Schedule 13G, as amended, as filed with the SEC by Capital Research and Management Company (“Capital Research”) and The Income Fund of America, Inc. (“Income Fund”) reporting ownership of these shares as of December 29, 2006. As reported in said Schedule 13G, Capital Research has sole dispositive power for all of such shares, as investment advisor to various registered investment companies, and disclaims beneficial ownership of such shares and sole voting power for 290,000 of such shares, and Income Fund, which is advised by Capital Research, has sole voting power for 3,213,100 of such shares.
      (8) The Company has received a copy of Schedule 13G as filed with the SEC by American Century Companies, Inc. (“ACC”) and American Century Investment Management, Inc. (“ACIM”), a wholly-owned subsidiary of ACC, reporting ownership of these shares as of December 31, 2006. As reported in said Schedule 13G, ACC and ACIM have sole dispositive power for all such shares and sole voting power for 3,558,263 of such shares. ACIM is a wholly-owned subsidiary of ACC and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.
      (9) The Company has received a copy of Schedule 13G as filed with the SEC by Cooke & Bieler, L.P. (“Cooke & Bieler”) reporting ownership of these shares as of December 31, 2006. As reported in said Schedule 13G, Cooke & Bieler has shared dispositive power for 2,481,134 of such shares and shared voting power for 1,538,612 of such shares.

      The following table sets forth as of March 9, 2007, the equity securities of the Company beneficially owned by each of the Directors and named executive officers of the Company, and by all Directors and executive officers of the Company as a group:

		Amount and
		Nature of
		Beneficial		Percent
Name	Title of Class	Ownership(1)		of Class

E. Richard Brooks	Class A Common	814	(2)	0.01%
	Class B Common	712	(2)(3)	—
George W. Edwards, Jr.	Class A Common	1,000	(2)	0.01
	Class B Common	856	(2)(3)	—
Anthony J. Guzzi	Class B Common	1,000	(2)	—
Joel S. Hoffman	Class A Common	3,602	(2)	0.04
	Class B Common	1,361	(2)(3)	—
Andrew McNally IV	Class A Common	3,678,565	(2)(5)	45.57
	Class B Common	14,212	(2)(3)	0.03
Daniel J. Meyer	Class B Common	1,426	(2)(3)	—
G. Jackson Ratcliffe	Class A Common	3,761,787	(5)	46.61
	Class B Common	535,920	(3)	1.04
Richard J. Swift	Class B Common	1,700	(2)(3)	—
Daniel S. Van Riper	Class A Common	1,000	(2)	0.01
	Class B Common	700	(2)(3)	—
Timothy H. Powers	Class A Common	106,304	(6)	1.32
	Class B Common	843,961	(4)(7)	1.63
David G. Nord	Class B Common	35,374	(4)	0.07
Richard W. Davies	Class A Common	4,021,577	(5)(6)(8)(10)	49.82
	Class B Common	351,529	(4)(7)(9)(10)	0.68
W. Robert Murphy	Class B Common	103,918	(4)	0.20
Scott H. Muse	Class B Common	133,969	(4)	0.26
All Directors and executive officers as a group (18 persons)	Class A Common	4,115,918	(2)(5)(6)(8)(10)	50.99
	Class B Common	2,318,108	(2)(3)(4)(7)(9)(10)	4.48

(1)	The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated and include the following shares of Class B Common Stock obtainable within sixty days of March 9, 2007 by the exercise of stock options and SARs pursuant to the Company’s Equity Plans: Mr. Ratcliffe — 252,000 shares, Mr. Powers — 740,105 shares, Mr. Nord — 8,800, Mr. Murphy — 71,493 shares, Mr. Davies — 138,280 shares and Mr. Muse — 128,800; and all executive officers as a group — 1,366,697 shares.

(2)	Does not include share units (each share unit consisting of one share each of Class A Common Stock and Class B Common Stock) credited to and held under the Company’s Deferred Compensation Plan for Directors (the “Deferred Plan for Directors”) who are not employees of the Company, as discussed below under “Compensation of Directors”. As of March 9, 2007, the following share units have been credited under the deferred compensation program: Mr. Brooks — 7,524 share units, Mr. Edwards — 15,381 share units, Mr. Guzzi — 321 share units, Mr. Hoffman — 18,686 share units, Mr. McNally — 31,582 share units, Mr. Meyer — 11,582 share units, Mr. Swift — 1,756 share units, and Mr. Van Riper — 4,108 share units.

(3)	Includes 350 shares of Class B Common Stock granted as restricted stock under the 2005 Incentive Award Plan on May 1, 2006 which are subject to forfeiture if the Director’s service terminates (other than by reason of death) prior to the date of the 2007 regularly scheduled annual meeting of shareholders.

(4)	Includes the following shares of Class B Common Stock granted as restricted stock under the 2005 Incentive Award Plan which are subject to vesting and forfeiture in equal annual installments over a period of three years: Mr. Powers — 17,424, Mr. Nord — 20,469, Mr. Murphy — 3,115, Mr. Davies — 2,876, and Mr. Muse — 4,542; and all executive officers as a group — 58,021 shares.

(5)	Includes 2,191,320 shares of Class A Common Stock owned by the Roche Trust of which Messrs. McNally, Ratcliffe, and Davies are co-trustees and have shared voting and investment power; and 1,487,245 shares of Class A Common Stock owned by the Hubbell Trust of which Messrs. McNally, Ratcliffe, and Davies are co-trustees and have shared voting and investment power.

(6)	Includes 106,304 shares of Class A Common Stock held by The Harvey Hubbell Foundation of which Messrs. Powers, Davies, and Gregory F. Covino, Vice President, Controller, are co-trustees and have shared voting and investment power.

(7)	Includes 29,358 shares of Class B Common Stock held by The Harvey Hubbell Foundation of which Messrs. Powers, Davies, and Covino are co-trustees and have shared voting and investment power.

(8)	Includes 212,264 shares of Class A Common Stock held by the Company’s Pension Trust the voting and investment powers over which are controlled by a Retirement Committee of which Mr. Davies, James H. Biggart, Vice President and Treasurer, one executive officer, and one employee of the Company are co-members and have shared voting and investment power.

(9)	Includes 130,912 shares of Class B Common Stock held by the Company’s Pension Trust the voting and investment powers over which are controlled by a Retirement Committee of which Messrs. Davies, Biggart, one executive officer, and one employee of the Company are co-members and have shared voting and investment power.

(10)	Includes 50 shares of Class A Common Stock and 2,620 shares of Class B Common Stock owned by Mr. Davies’ adult son, as to which Mr. Davies disclaims beneficial ownership.

ELECTION OF DIRECTORS
      The Company’s By-Laws provide that the Board of Directors shall consist of not less than three nor more than eleven Directors who shall be elected annually by the shareholders. The Board has fixed the number of Directors at ten, and the following persons are proposed by the Board, on recommendation of the Nominating and Corporate Governance Committee, as Directors of the Company to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. In the event that any of the nominees for Directors should become unavailable, it is intended that the shares represented by the proxies will be voted for such substitute nominees as may be nominated by the Board of Directors, unless the number of Directors constituting a full Board of Directors is reduced. Directors are elected by plurality vote. Abstentions and broker non-votes will not be counted for the purposes of the election of Directors.

			Year First
			Became a
Name	Age(1)	Principal Occupation	Director

Timothy H. Powers	58	Chairman of the Board, President, and Chief Executive Officer of the Company. Director of MeadWestvaco Corporation.	2001
G. Jackson Ratcliffe	70	Retired Chairman of the Board, President and Chief Executive Officer of the Company. Director of Praxair, Inc. and Sunoco, Inc.	1980
E. Richard Brooks	69	Retired Chairman and Chief Executive Officer of Central and South West Corporation (utility holding company). Director of American Electric Power Company, Inc. and Baylor Health Care System.	1993
George W. Edwards, Jr.	67	Retired President and Chief Executive Officer of The Kansas City Southern Railway Company (railroad). Chairman of the Board and a Director of El Paso Electric Company.	1990
Joel S. Hoffman	68	Retired Partner of Simpson Thacher & Bartlett LLP, a New York City law firm.	1989
Andrew McNally IV	67	Retired Chairman and Chief Executive Officer of Rand McNally & Company (printing, publishing and map-making). Partner of McNally Investments (merchant banking).	1980
Daniel J. Meyer	70	Retired Chairman of the Board and Chief Executive Officer of Milacron Inc. (plastics processing systems and services and metal cutting process products and services). Director of Cincinnati Bell Inc. and AK Steel Holding Corporation.	1989

			Year First
			Became a
Name	Age(1)	Principal Occupation	Director

Richard J. Swift	62	Former Chairman of the Financial Accounting Standards Advisory Council. Retired Chairman, President and Chief Executive Officer of Foster Wheeler Ltd. (design, engineering, construction and other services). Director of Ingersoll-Rand Company Ltd., Kaman Corporation, Public Service Enterprise Group Incorporated and CVS Corporation.	2003
Daniel S. Van Riper	66	Independent Financial Consultant; Former Special Advisor, Senior Vice President and Chief Financial Officer of Sealed Air Corporation (packaging materials and systems). Director of New Brunswick Scientific Co., Inc., DOV Pharmaceutical, Inc. and 3D Systems Corporation.	2003
Anthony J. Guzzi	43	President and Chief Operating Officer of EMCOR Group, Inc. (mechanical, electrical construction and facilities services).	2006

(1) As of March 9, 2007.
      Each of the individuals was elected as a Director by the shareholders of the Company except for Mr. Guzzi. In 2006, the Board determined to enlarge the size of the Board and the Nominating and Corporate Governance Committee engaged the services of a third-party executive search firm to identify potential candidates. A number of candidates were considered and select candidates interviewed, following which Anthony J. Guzzi was appointed as a director in December 2006. During the five years ended December 31, 2006, each of the Directors, other than Messrs. Powers, Van Riper, and Guzzi, has either been retired or held the principal occupation set forth above opposite his name.
      Mr. Powers was elected Chairman of the Board of the Company, effective September 15, 2004. He has been President and Chief Executive Officer of the Company since July 1, 2001.
      Mr. Van Riper served as Senior Vice President and Chief Financial Officer of Sealed Air Corporation from July 1998 to January 2002; and prior to July 1998 he was with KPMG LLP, an independent audit and accounting firm, for 36 years, including 26 years as a partner.
      Mr. Guzzi served as President, North American Distribution and Aftermarket, of Carrier Corporation, a subsidiary of United Technologies International Corp., from June 2001 to October 2004. Previously, he served as President, Commercial Systems and Services, of Carrier Corporation from January to June 2001.
Corporate Governance
      The Board of Directors has adopted the Company’s Corporate Governance Guidelines (the “Guidelines”) with respect to significant corporate governance issues. These Guidelines cover such issues as the composition of the Board and Board Committees, Board and Board Committee meetings, leadership development, including succession planning, Board responsibilities and compensation, and Director independence. The Board has reviewed all relationships between Directors and the Company and its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries) in accordance with the objective criteria of independence set forth by the New York Stock Exchange (“NYSE”) and the SEC and has considered whether any such relationship, individually or in the aggregate, is material, and the Board has determined that, excluding Messrs. Ratcliffe and Powers, each of the Directors is independent in accordance with applicable law and the NYSE rules. In making its determination that each of Messrs. Brooks, Edwards, Guzzi, Meyer, Swift and Van Riper is an “independent director,” the Board considered that Messrs. Brooks, Edwards, Meyer, Swift and Van Riper serve as directors of companies, and Mr. Guzzi is president and chief operating officer of a company that in the ordinary course of business, directly or through one or more subsidiaries, purchases goods from the Company, one of its subsidiaries or an authorized Company distributor, or supplies goods to the Company or one of its subsidiaries. The Board reviewed the dollar amounts of such transactions and any related arrangements and determined that none of such purchases or sales created a material relationship, directly or indirectly, between the Company or any of the applicable customers or suppliers under NYSE guidelines, all were below the amount required for disclosure of related party transactions under the federal securities laws, and none otherwise impaired the applicable Director’s independence. The Board of Directors has also established a Lead Director position, which rotates annually among the chairs of the Board Committees, as detailed in the Guidelines, immediately following the Company’s annual meeting. The Lead Director coordinates the activities of the Directors who are not Company officers (including those who are not independent by virtue of a material relationship, former status or family membership, or for any other reason) (collectively, the “Non-Management Directors”), coordinates the agenda for and chairs sessions of the Non-Management Directors and facilitates communications between the Non-Management Directors and the other members of the Board of Directors and the management of the Company. Currently, Mr. Edwards is the Lead Director and he is expected to hold this position through the Company’s 2007 Annual Meeting of Shareholders.
Board Committees
      Messrs. Brooks, Guzzi, Hoffman, Meyer, and Van Riper serve as members of the Audit Committee, with Mr. Meyer as Chairman. The Audit Committee, which consists of members who are “independent” as defined in the current NYSE listing standards and regulations adopted by the SEC under the federal securities laws, met 12 times in 2006. The Audit Committee appoints independent registered public accountants to serve as auditors for the following year, subject to ratification by the shareholders at the annual meeting; meets periodically with the independent registered public accountants, internal auditors, and appropriate personnel responsible for the management of the Company and subsidiary companies concerning the adequacy of internal controls and the objectivity of the financial reporting of the Company; reviews and oversees the independence of the Company’s independent registered public accountants; reviews and discusses the Company’s internal audit function and its personnel; and pre-approves the hiring of the independent registered public accountants for audit and non-audit services and reviews and approves the scope of the audit and fees for such audit and non-audit services performed by the independent registered public accountants. The independent registered public accountants and the Company’s management and internal auditors each meet alone with the Audit Committee several times during the year and have access at any time to the Audit Committee. The Board of Directors has determined, in its business judgment, that each member of the Audit

Committee is financially literate, at least one member of the Audit Committee meets the NYSE standard of having accounting or related financial management expertise and that Messrs. Van Riper and Meyer each meet the SEC criteria of an “audit committee financial expert”.
      Messrs. Edwards, Hoffman, McNally, Powers, and Ratcliffe serve as members of the Executive Committee, with Mr. Ratcliffe as Chairman. The Executive Committee, which did not meet in 2006, exercises, during the intervals between the meetings of the Board of Directors, all the powers of the Board of Directors in the management of the business, properties and affairs of the Company, except certain powers enumerated in the By-Laws of the Company.
      Messrs. Brooks, Edwards, McNally, Swift, and Van Riper serve as members of the Compensation Committee, with Mr. Edwards as Chairman. The Compensation Committee, which consists of Directors who are “independent” as defined in the current NYSE listing standards and regulations adopted by the SEC under the federal securities laws, met 4 times in 2006. The Compensation Committee is charged with the duties of conducting an annual appraisal of the performance of the Chief Executive Officer, determining the remuneration (salary plus additional compensation and benefits) of the Chief Executive Officer and, after consultation with the Chief Executive Officer and the Chairman of the Board of Directors, the remuneration of other members of the Company’s key management group; evaluating the performance of the Chairman of the Board of Directors; determining equity grants under the Company’s 2005 Incentive Award Plan; recommending (for approval) to the Board of Directors pension changes, and other significant benefits or perquisites; and reviewing the existing members of the Company’s key management group and the plans for the development of qualified candidates, and reporting to the Board of Directors annually.
      Messrs. McNally, Meyer, Powers, Ratcliffe, and Van Riper serve as members of the Finance Committee, with Mr. McNally as Chairman. The Finance Committee, which met 3 times in 2006, recommends to the Board of Directors of the Company proposals concerning long- and short-term financing, material divestments and acquisitions, cash and stock dividend policies, programs to repurchase the Company’s stock, stock splits, and other proposed changes in the Company’s capital structure; periodically reviews the Company’s capital expenditure policy and recommends changes to the Board of Directors, where appropriate, and, when requested by the Board of Directors, reviews and makes recommendations to the Board of Directors with respect to proposals concerning major capital expenditures and leasing arrangements; monitors the Company’s effective tax rate and related tax matters; reviews annually the Company’s insurance programs and their adequacy to protect against major losses and liabilities; reviews and monitors the administration and asset management of the Company’s employee benefit plans, including the selection of investment and other advisors, the allocation of assets between fixed income and equity, the performance of plan investment managers and pension plan contributions; and reviews and monitors the administration of the Company’s cash and investment portfolios, including the Company’s investment guideline policies.
      Messrs. Brooks, Edwards, Hoffman, and Swift serve as members of the Nominating and Corporate Governance Committee, with Mr. Brooks serving as Chairman. The Nominating and Corporate Governance Committee, which met 5 times in 2006, consists of Directors who are “independent” as defined in the current NYSE listing standards and regulations adopted by the SEC under the federal securities laws. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its responsibilities by identifying individuals qualified to become Board members; recommending Director nominees to be elected at the next annual meeting of shareholders or appointed by the Board of Directors to fill vacancies on the Board; reviewing and recommending (for approval) to the Board of Directors compensation for service on the Board of Directors and its various committees, policies governing retirement from the Board of Directors and individuals to serve as the Company’s officers and members of the various committees of the Board of Directors; reviewing and recommending to the Board (for approval) changes proposed by the Chairman of the Board and the Chief Executive Officer pertaining to the structure and appointment of the Company’s officers; and developing and recommending to the Board of Directors the adoption, or amendment, of the Guidelines and principles applicable to the Company.
      The Guidelines, and the Charter for each of the Company’s (i) Nominating and Corporate Governance Committee, (ii) Compensation Committee, (iii) Audit Committee, and (iv) Finance Committee may be viewed at the Company’s website at www.hubbell.com, the content of which website is not incorporated by reference into, or considered to be part of, this document. Copies of such documents are also available free of charge to any shareholder who submits a written request to the Secretary of the Company.
Director Nominations
      As set forth in the Guidelines, the Board’s Nominating and Corporate Governance Committee works with the Board as a whole on an annual basis to determine the size of the Board and the appropriate characteristics, skills and experience for the Board as a whole and its individual members, and recommends to the Board candidates for Board membership in accordance with the Guidelines and the selection criteria outlined in the Committee’s charter. The Committee, in evaluating the suitability of individual candidates and recommending candidates for election takes into account many factors, including a candidate’s ability to make independent analytical inquiries; general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment; educational and professional background; experience in corporate governance, such as an officer or a former officer of a publicly held corporation; experience in the Company’s industry; experience as a board member of another publicly held corporation; and academic expertise in an area of the Company’s operations. Candidates will be assessed on the basis of their qualifications, experience, skills and ability to enhance shareholder value, without regard to gender, race, color, national origin, or other protected status. The Nominating and Corporate Governance Committee and the Board evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
      In searching for qualified Director candidates for election to the Board and to fill vacancies on the Board, the Board solicits current Directors for the names of potentially qualified candidates and may ask Directors to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates and will consider suggestions from shareholders for nominees for election as Directors.
      Once potential candidates are identified (whether by shareholders or otherwise), the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates. Candidate(s) who appear to be suitable based upon the candidate(s) qualifications and the Board’s needs are then interviewed by the independent Directors and executive management and may be asked to submit additional information to the

Company (as requested by the Nominating and Corporate Governance Committee), after which the Nominating and Corporate Governance Committee makes its recommendation to the Board. If the Board approves the recommendation, the recommended candidate is nominated for election by the Company’s shareholders or the candidate is appointed by the Board to fill a vacancy on the Board. Candidates proposed to the Nominating and Corporate Governance Committee by shareholders who follow the procedures and provide the information set forth below will be reviewed using the same criteria as candidates initially proposed by the Nominating and Corporate Governance Committee. Any shareholder who intends to propose a candidate for nomination as a Director needs to deliver written notice to the Secretary of the Company setting forth information with respect to the shareholder and the nominee, including (a) information detailing the nominee’s biographical data (including business experience, service on other boards, and academic credentials), (b) all transactions and relationships, if any, between the nominating shareholder or such nominee, on the one hand, and the Company or its management, on the other hand, as well as any relationships or arrangements, if any, between the nominating shareholder and the nominee and any other transactions or relationships of which the Board of Directors should be aware in order to evaluate such nominee’s potential independence as a Director, (c) information detailing if the nominee or the nominating shareholder is involved in any on-going litigation adverse to the Company or is associated with an entity which is engaged in such litigation and (d) information as to whether the nominee or any company for which the nominee serves or has served as an officer or director is, or has been, the subject of any bankruptcy, SEC or criminal proceedings or investigations, any civil proceedings or investigations related to fraud, accounting or financial misconduct, or any other material civil proceedings or investigations. The notice must also contain a written consent confirming the nominee’s (a) consent to be nominated and named in the Company’s proxy statement and, if elected, to serve as a Director of the Company and (b) agreement to be interviewed by the Nominating and Corporate Governance Committee and submit additional information if requested to do so. Any such notice should be delivered to the Company sufficiently in advance of the Company’s annual meeting to permit the Nominating and Corporate Governance Committee to complete its review in a timely fashion.
      The Company’s By-Laws contain time limitations, procedures and requirements relating to direct shareholder nominations of Directors. Any shareholder who intends to bring before an annual meeting of shareholders any nomination for Director shall deliver written notice to the Secretary of the Company setting forth specified information with respect to the shareholder and additional information as would be required under SEC regulations for a proxy statement used to solicit proxies for such nominee. In general, the notice must be delivered not less than seventy days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting (or, if the date of the 2008 annual meeting is more than twenty days before or more than seventy days after May 7, 2008, notice by the shareholder must be so delivered not earlier than ninety days prior to the meeting and not later than seventy days prior to the meeting or the tenth day following the date on which public disclosure of the date of the meeting is first made by the Company) and, with respect to nominations for Directors, if the number of Directors to be elected at the 2008 Annual Meeting of Shareholders is increased and there is no public announcement by the Company naming all of the nominees for Director or specifying the size of the increased Board of Directors at least eighty days prior to May 7, 2008, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary of the

Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.
Attendance
      Five meetings of the Board of Directors of the Company were held during the year ended December 31, 2006. During 2006, no Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees thereof of which the Director was a member. Board members are expected to attend the Company’s annual meetings of shareholders. All the Company’s Directors were in attendance at the Company’s May 1, 2006 Annual Meeting of Shareholders, except for Mr. Guzzi who was appointed Director in December 2006.
Code of Ethics
      The Company has had a Conflicts of Interest Policy, Business Ethics Policy and Use of Undisclosed Information Statement (“Code of Ethics”) for over thirty years the most recent version of which is dated December 18, 2006. The Company requires all of its employees to conduct their work in a legal and ethical manner. The Code of Ethics, which can be viewed on the Company’s website at www.hubbell.com, applies to all Directors and officers of the Company and is the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. Any waivers of the Code of Ethics as to Directors and executive officers may be made only by the Company’s Board of Directors or an appropriate committee of the Board of Directors, and any such waivers will be promptly disclosed to the Company’s shareholders through the Company’s website. A copy of the Code of Ethics is also available free of charge to any shareholder who submits a written request to the Secretary of the Company.
Communications with Directors
      Shareholders and interested parties may communicate with either the Company’s Lead Director or with the Non-Management Directors as a group by using any of the following methods: (a) via ListenUp confidential communication: (i) electronically at http://www.listenupreports.com; (ii) fax to 1-312-635-1501; (iii) toll free to 1-888-789-6627; or (iv) by mail to ListenUp Reports, P.O. Box 274, Highland Park, Illinois 60035; or (b) by writing to: Board of Directors, c/o Richard W. Davies, Vice President, General Counsel and Secretary, Hubbell Incorporated, 584 Derby Milford Road, Orange, Connecticut 06477. Such communications will be distributed to the specific Director(s) requested by the shareholder or if generally to the Board, to other members of the Board as may be appropriate depending on the material outlined in the shareholder communication. For example, if a communication relates to accounting, internal accounting controls, or auditing matters, the communication will be forwarded to the Chairman of the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS
Overview/Philosophy
      The total direct compensation package for the Company’s executives is made up of three elements:

•	base salary,

•	a short-term incentive program in the form of a discretionary, performance-based annual bonus, and

•	a long-term incentive program in the form of equity-based compensation.
      Executives also receive indirect compensation through employee benefit plans, perquisites and severance protection.
      Accordingly, the total compensation set forth in the Summary Compensation Table, consists of both variable (annual bonus and long-term equity grants valued as if paid currently) as well as non-variable compensation (base salary, benefit plans, and perquisites).
      Variable compensation provides Company executives with additional compensation based on individual as well as Company performance aligning their interests with those of the Company’s shareholders. Non-variable compensation provides Company executives with a stable source of income which is intended to provide market levels of compensation in order to attract and retain key management. The Company has adopted an incentive-pay-for-performance philosophy pursuant to which a greater portion of an executive’s total direct compensation is variable and therefore is linked to both individual and Company performance on both a short-term and long-term basis.
The Role of the Compensation Committee and Compensation Consultant
      The Compensation Committee determines the Company’s compensation philosophy and approves each element of the Company’s executive officers’ compensation. In determining the amount of total direct compensation for the Chief Executive Officer, the Chief Financial Officer and the three other most highly paid executive officers, referred to as the “named executive officers”, the Compensation Committee has sought the advice of and reviewed data provided by Hewitt Associates (“Hewitt”), an independent outside compensation consultant. Hewitt advises the Compensation Committee with respect to named executive officer compensation. Hewitt does not advise the management of the Company, and receives no compensation from the Company for services other than as directed by the Compensation Committee.
      The Compensation Committee considers recommendations made by the Chief Executive Officer with respect to compensation for executives that report directly to him. However, the Compensation Committee is the sole determinant of all final executive compensation decisions.
Benchmarking
      Hewitt provided to the Compensation Committee benchmark compensation data for each element of the total direct compensation package. These data reflect the prevailing rates of pay being extended to executives serving in comparable positions at other companies of the Company’s size. The Hewitt data is representative of pay practices from among a community of over 200 companies in the U.S. general manufacturing sector. To set pay for 2006, the Committee also referred to compensation levels within a group consisting of 19 companies selected jointly by the Committee and Hewitt as being representative of the electrical component and equipment industry in which the Company operates. In both instances, the purpose of examining the benchmark data was to ensure the Company’s total direct compensation levels were set in relation to competitive standards with these groups.
      The Hewitt data reflected the findings of a competitive analysis performed in 2004. Hewitt projected its findings to June 30, 2005 at market representative aging rates to provide a benchmark for 2006 planning purposes. The Compensation Committee’s review of the data showed the Company’s total pay to be generally competitive with external market practices, with some exceptions that were below market as discussed below.
      To ensure a comprehensive evaluation of total remuneration, compensation tally sheets totaling 2006 compensation for each named executive officer were prepared for, and reviewed by, the Compensation Committee. These tally sheets identified and valued each component of the named executive officer’s compensation, including base salary, bonus, incentive equity awards, pension benefits, deferred compensation, perquisites and potential change in control and severance benefits, and provided an aggregate sum for each executive. The Compensation Committee intends to continue the practice of reviewing tally sheets on at least an annual basis to aid it in its administration of the Company’s compensation program.
Base Salary
      Base salaries are determined by reference to competitive data and individual levels of responsibility. The Company defines its market competitive position for base salaries as the 50th percentile for both its industry specific peer group and other comparably sized companies across general industry. This benchmark represents the Compensation Committee’s belief that base compensation, which is not performance-based, should be competitive in order to attract and retain qualified individuals. To ensure 2006 salary levels were consistent with the Compensation Committee’s intended competitive position and also reflective of improved and demonstrated competency, the Committee felt it appropriate to raise the salaries of all named executive officers effective January 1, 2006. In addition, the Committee provided a further interim adjustment to Mr. Davies, to address competitive inequity in his base salary level.
Annual Bonus
      Cash bonuses are paid pursuant to the Company’s short-term Incentive Compensation Plan and the Senior Executive Incentive Compensation Plan. Target levels for bonuses and equity compensation grants for each executive position are determined by reference to competitive data; however, actual bonuses paid to each executive are based upon achievement of Company financial and strategic plan goals which include factors such as net sales, net income, cash flow and earnings per diluted share.
      In 2006, the named executive officers, other than Mr. Powers and Mr. Nord, participated in the Incentive Compensation Plan. Mr. Powers and Mr. Nord participated in the Senior Executive Incentive Compensation Plan, a program that is formulated so as to protect for the Company the tax deductibility of any awards earned by Messrs. Powers and Nord.

Incentive Compensation Plan
      Under the Incentive Compensation Plan, 15% of the amount by which the Company’s consolidated earnings for each fiscal year exceeds 10% of the invested capital and long-term debt at the beginning of such fiscal year is used to create an incentive compensation fund. No such separate fund is actually established to assure bonus payments since the plan provides for the funding of bonus payments from the net assets of the Company. Actual awards in varying amounts may be made under the Incentive Compensation Plan at the discretion of the Compensation Committee. Awards are determined by the relative level of attainment of the performance goals applicable to each participant for the plan year as established by the Compensation Committee based on one or more quantitative and/or qualitative performance measures relating to the Company or the named executive officer’s business unit.
      Bonuses for 2006 were paid to named executive officers who are corporate officers based upon attainment of an earnings per diluted share objective. A range of earnings per diluted share performance by which bonuses would be paid was established at a minimum of 80% and a maximum of 120% of the Company’s earnings per diluted share objective. Specifically, the minimum threshold was established at $2.15 at which bonuses would be paid at 50% of the targeted bonus payout. If this minimum threshold was not obtained, no bonus would be paid. The maximum threshold was established at $3.23 at which bonuses would be paid at 200% of the targeted bonus payout, the maximum payout percentage. Earnings per diluted share between those amounts resulted in bonus amounts that were interpolated on a straight-line basis with 100% of target bonus payable upon earnings per diluted share of $2.69. Earnings per diluted share was selected as the measure because it was deemed by the Compensation Committee to directly reflect increased shareholder value and the single most important variable in determining share price.
      Named executive officers who are also group vice presidents had three distinct bonus objectives in 2006. Mr. Muse had a composite of operating profit and trade working capital objective based upon the performance of his business unit which represented 70% of his overall bonus eligibility. The remaining 30% of his overall bonus eligibility was split between an earnings per diluted share objective (as described above) and a strategic objective related specifically to a restructuring challenge within his business unit. Mr. Murphy had a composite of operating profit and trade working capital objective based upon the performance of his business unit, also representing 70% of his overall bonus eligibility, and two separate strategic objectives based on the success of two new product introductions, each representing 15% of overall bonus eligibility.
      Bonuses also reflected the Compensation Committee’s discretionary assessment of such individuals’ attainment of non-financial goals and strategic goals. This discretionary judgment could increase or decrease the formulated award by as much as 25%; provided that no increase in the formulated amount was permissible with respect to a covered individual under Section 162(m) of the Internal Revenue Code of 1986.
      For 2006, Mr. Muse had a target bonus equal to 70% of his salary, and Mr. Murphy had a target bonus equal to 60% of his salary. On September, 11, 2006, the Compensation Committee adjusted Mr. Davies target bonus from 50% to 60% of his salary to address competitive inequity with external market pay levels.
      Under the Incentive Compensation Plan design, the named executive officers could earn a minimum of 50% and a maximum of 200% of their target bonus based on performance. If performance was below the minimum bonus threshold, each of the named executive officers could receive zero payout on any and all components of the annual Incentive Compensation Plan.

      In 2006, actual earnings per diluted share was $2.59, which exceeded the minimum threshold but was below the targeted amount. Therefore, Mr. Davies, whose bonus is measured for annual incentive purposes exclusively on earnings per diluted share, reflected below target level performance.
      In 2006, the Compensation Committee recognized that Mr. Muse and Mr. Murphy had achieved some, but not all, of the pre-established objectives for 2006 and, as a result, the 2006 bonuses for these individuals were below target levels.
      In determining the amount of 2006 bonuses under the Incentive Compensation Plan, the Compensation Committee recognized the success the Company had in achieving non-financial goals including its continuing progress in becoming a lean company, implementation of restructuring programs, and a Company-wide business system initiative which are expected to enhance the long-term value of the Company. As noted, however, the Committee gave greater consideration to its 2006 short-term financial results.

Senior Executive Incentive Compensation Plan
      Under the Senior Executive Incentive Compensation Plan, awards may be made based on performance goals relating to stock price, market share, sales, earnings per diluted share, cash flow, return on equity, costs and/or a percentage of the bonus fund described above. Awards earned based on attainment of the performance goals under the Senior Executive Incentive Compensation Plan may be reduced by the Compensation Committee in its discretion. For 2006, the bonuses for Mr. Powers and Mr. Nord were determined under the Senior Executive Incentive Compensation Plan. Mr. Powers was eligible to earn a maximum bonus for 2006 equal to the lesser of (i) 15% of the amount of the incentive compensation fund established under the Incentive Compensation Plan, or (ii) $5,000,000. The maximum amount of Mr. Nord’s bonus potential for 2006 is the lesser of (i) 10% of the amount of the incentive compensation fund established under the Incentive Compensation Plan, or (ii) $5,000,000. The Compensation Committee then is allowed to exercise its discretion to reduce the bonuses based on other quantitative and qualitative criteria. This is necessary in order to allow such bonuses to be deductible under Section 162(m) of the Internal Revenue Code. In 2006, the actual earnings per diluted share was $2.59, which exceeded the minimum threshold but was below the targeted amount. Therefore, the Compensation Committee exercised its discretion under the Senior Executive Incentive Compensation Plan to decrease each of such amounts to award Mr. Powers and Mr. Nord a bonus of $810,000 and $240,975, respectively. These amounts are equivalent to what Mr. Powers and Mr. Nord would have received if either were a participant under the Incentive Compensation Plan.
Equity-Based Compensation
      The objectives of the Company’s long-term incentive equity-based compensation program are to:

•	Reward executives through performance-based awards, and

•	Facilitate executive ownership.
      In 2006, the Compensation Committee determined to make equity compensation awards of grants of Class B Common Stock in the form of restricted stock, SARs and performance shares to the named executive officers. The Committee believes such awards efficiently use shares while increasing executive stock ownership and tying the value of such ownership to the Company’s performance.

      The annual long-term value of equity awards (the number of SARs, shares of restricted stock, or shares subject to achievement of performance targets) is determined based on reviews of external practices as provided by Hewitt. These awards also reflected the Compensation Committee’s assessment of the Company’s financial performance in the short- and long-term. Further, the Compensation Committee examined the award values granted in 2005. After such consideration, the Compensation Committee determined it appropriate to change the performance metrics but not increase the overall value of the annual long-term award for any named executive officer, with the exception of Mr. Davies, whose award value was increased to address competitive inequities with external market equity-based pay levels. In 2006, the Committee made awards of SARs and restricted stock to the named executive officers. However, performance awards for 2006 were not actually awarded until January 2007 after the Compensation Committee had determined appropriate performance metrics. The intent of the total long-term incentive awards for 2006, including performance share awards, was to provide Messrs. Powers, Nord, Murphy, Davies and Muse with long-term compensation equivalent to $1,500,000, $388,500, $262,500, $255,000, and $388,500, respectively, based on the projected long-term value of the Company’s Class B Common Stock. The value of SARs was determined on a Black-Scholes basis. Because restricted stock and performance awards include the underlying value of the shares transferred, these awards were deemed to be worth approximately four times the value of a SAR.
      In determining the amount of awards to be granted to the named executive officers, fifty percent of the long-term value was in the form of SARs granted at fair market value, twenty-five percent in the form of restricted stock and twenty-five percent in the form of performance awards. The SARs and restricted stock vest proportionately over three years based on continued service, but become fully vested upon death, disability or a change in control. The performance award portion of the long-term incentive plan considers two measures of performance to determine the magnitude of the performance award over a three-year period, each weighted equally. The first measure is the Company’s relative total return to shareholders as compared to a peer group of the S&P Mid-Cap 400 Index (“Index”). Depending upon the Company’s relative performance to the Index during the three-year performance period, the payout will vary. For a relative total return to shareholders above the 80th percentile of the comparator group, 200% of the targeted shares will be paid. For performance below the 35th percentile, no performance shares will be paid. For performance falling between the 35th percentile and 80th percentile, awards will be provided for proportional progress to the target with payout of 100% of targeted shares occurring at the 50th percentile of the Index.
      The second measure of performance relates to improvements in the Company’s operating margins. The Company’s margin improvement target is 300 basis points, and the maximum threshold is a 400 basis point improvement. During the three-year period, performance that meets or exceeds 400 basis points will result in a 200% payout. If the Company’s margin improvement is lower than 250 basis points, no performance shares will vest. In addition, no performance shares will vest on either measure of performance if the Company’s total shareholder return is lower than the 20th percentile of the Index.
      The target number of performance shares will also vest and be deliverable in full upon a change in control, or termination due to death or disability. If a recipient retires on or after age 55 and the sum of the recipient’s age and years of service equals 70 or more, the recipient is entitled to receive, at the end of the three-year performance period, a pro-rata number of shares that the recipient would have received had the recipient’s employment continued through the end of the three-year performance period.

      In 2006, other executives received grants of SARs and restricted stock upon the same terms as the named executive officers of the Company. Fifty percent of the annual long-term incentive value for other executives was awarded in the form of SARs and the other fifty percent in restricted stock. The remaining group of historically option eligible employees received restricted stock.
      The Company believes its long-term equity compensation program, with its various types of awards allocated as described above, satisfies its compensation objectives in the following manner:

•	SARs and performance shares strengthen the performance orientation of the award program.

•	Restricted stock builds equity ownership which is more closely aligned to that of other stockholders.

•	SARs, restricted stock and performance shares efficiently use shares to deliver targeted value to executives.
      The Compensation Committee has determined that another beneficial consequence of using these types of awards, rather than stock options, is the avoidance of excessive stock option overhang. Stock options represent the future issuance of shares, diluting existing stock ownership and potentially lowering stock prices when used year after year. The measure of stock option usage is called “overhang”, a comparison of the number of stock options granted against total shares outstanding. By structuring the long-term incentive equity compensation program to use other types of awards, the Company is benefiting shareholders by reducing potential shareholder dilution and still providing a substantial incentive to its executives to exert maximum efforts to increase the Company’s value.
      In 2005, the Company adopted stock ownership guidelines applicable to the named executive officers as well as other officers and designated employees. Under such guidelines, the named executive officers are expected to make a good faith effort depending upon the circumstances to attain minimum share ownership levels over a period of time. Shares owned outright by the employee, or his spouse or minor children, shares held in trust for the employee, his spouse or minor children, and restricted stock granted under the Company’s 2005 Incentive Award Plan all count towards satisfaction of such share ownership requirements. Neither options, SARs or performance shares to acquire Class B Common Stock count towards satisfaction of the share ownership guidelines. The Company’s long-term equity compensation program also assists executives in meeting these guidelines.

Option Grant Practices
      Although new option grants are not currently a part of the executive compensation package, the Compensation Committee has granted options to executives as part of past compensation packages, some of which remain outstanding. The Compensation Committee continues to grant SARs, the value of which is similar to an option. The Compensation Committee has not timed option or SAR grants in coordination with the release of material nonpublic information. The Committee meets several times during the year on dates that are established during the prior fiscal year. Equity-based grants are usually made once a year, after the Committee has assessed the Company’s performance for such year. Historically, option grants have been made at the Committee’s regularly scheduled meeting held in early December, with limited exceptions related to newly appointed or promoted executives, or in connection with an acquisition. In 2006, SAR grants were made on December 4, 2006 at the regularly scheduled Compensation Committee meeting.

      In 2006, all grants, price calculations, recipients and award amounts were approved at a duly held Compensation Committee meeting and are documented in the minutes and subsequently in the Committee’s report to the Board of Directors. The base price pursuant to which the value of a SAR is measured was determined under the 2005 Incentive Award Plan based on the mean between the high and low trading prices of Class B Common Stock as reported on the New York Stock Exchange on the trading day immediately preceding the date of grant. The Company uses the mean between the high and the low of the trading prices on the date immediately before the date of grant and not the closing price of its stock on the date of grant for two reasons. First, the Company determined the base price using trading prices from the day before the grant so that the Compensation Committee would know the exact grant price and could determine the exact value of each grant before it was made. Second, the Company uses the mean between the high and low trading prices of its stock rather than the closing price because due to the relatively low volume at which the Company’s stock trades, the Company believes that the mean demonstrates a more accurate picture of the fair market value of the stock.
Post-Employment and Change of Control Benefits

Retirement Plans
      In addition to the retirement plans which are made generally available to employees of the Company, which include a tax qualified defined benefit plan (“Basic Plan”) and a defined contribution plan consisting of a 401(k) and discretionary profit sharing contribution (“Contribution Plan”), the named executive officers and certain other selected executive officers participate in the Supplemental Executive Retirement Plan (“SERP”), and other executive officers are automatically eligible to participate in the Top Hat Restoration Plan.
      The Basic Plan and Contribution Plan are intended to provide employees, including executives, with retirement income. Only the Company contributes to the Basic Plan whereas both the Company and the employee contribute to the Contribution Plan. Employees hired after December 31, 2003 are not eligible to participate in the Basic Plan, but rather only participate in the Contribution Plan. The Company determined to no longer offer the Basic Plan to new employees after 2003, as it was no longer necessary in order to attract talent in the marketplace. Instead, the Company emphasized participation in the Contribution Plan with matching contributions and a discretionary profit sharing contribution which are more in line with current competitive retirement compensation practices.
      The SERP provides key management executives the opportunity to earn pension benefits in addition to those that can be earned under the Basic Plan. The Top Hat Restoration Plan allows key executives to earn pension benefits in excess of those that can be earned under the Basic Plan due to legal limits which apply to tax qualified retirement plans.
      Employment Agreements. In connection with his hiring, the Company entered into a letter agreement with Mr. Nord dated August 24, 2005 (“Letter Agreement”) which provides for severance in the event his employment is terminated without cause or he terminates for good reason within the first two years of employment. Such severance shall equal one year salary, two-thirds vesting in 23,890 shares of restricted stock granted upon commencement of his employment, and continued participation in employee and dependent life, and dental and medical insurance coverages, and flexible spending benefits for a period of 12 months.

      Severance Policy. The Company has a severance policy which covers the named executive officers, as well as other officers and individuals. The policy provides that if an eligible individual’s employment is terminated (other than for cause) not in connection with a change in control, the individual is entitled to receive salary continuation equal to 4 weeks of base salary for each full year of service, subject to a minimum of 13 weeks and a maximum of 78 weeks. In addition, upon such termination of employment, the eligible individual is entitled to continued group life, medical and dental benefits for the salary continuation period and a discretionary allowance for outplacement services.
      Continuity Agreements. The Company is a party to agreements (the “Continuity Agreements”) with the named executive officers providing severance benefits in the event of a termination of employment in the circumstances described below following certain “change in control” events, as defined in the Continuity Agreements. Severance benefits under the Continuity Agreements become payable in the event that, following (or, in certain circumstances, in anticipation of) a change in control, the executive is terminated without “cause” (generally defined to include (a) continued and willful failure to perform the executive’s duties after receipt of a written demand to perform, (b) gross misconduct materially and demonstrably injurious to the Company and (c) conviction of, or plea of nolo contendere to, a felony) or the executive terminates employment for “good reason” (generally, defined to include (a) material and adverse diminution in the executive’s duties and responsibilities, (b) reduction in cash compensation or failure to annually increase base salary, (c) relocation of the executive’s workplace to a location that is more than 35 miles from the executive’s workplace as of the date immediately prior to the change in control and (d) in the case of Messrs. Powers and Davies, any election by the executive to terminate employment during a thirty-day period following the first anniversary of the change in control (or, for Mr. Powers only, following his 65th birthday)). The benefits payable under the Continuity Agreements include (i) a lump sum amount equal to three times the sum of the executive’s annual base salary and annual bonus (as calculated under the Continuity Agreements), (ii) a pro-rated portion of the executive’s annual target bonus for the year in which termination occurs, (iii) enhanced benefits under the Company’s SERP, (iv) outplacement services at a cost to the Company not exceeding 15% of the executive’s annual base salary, (v) medical, dental, vision and life insurance coverage under the Company’s Key Man Supplemental Medical plan (if covered thereby) or for up to 36 months after termination, and (vi) all other accrued or vested benefits to which the executive is entitled under benefit plans in which the executive is participating (offset by any corresponding benefits under the Continuity Agreements). In addition, the executive is entitled to a gross-up payment from the Company to cover any excise taxes (and any income taxes on the gross-up amount) imposed on these severance payments and benefits as a result of their being paid and provided in connection with a change in control, unless the total value of such payments and benefits is less than $50,000 higher than the greatest amount which could be paid without being subject to excise taxes (in which event such payments and benefits will be reduced by the amount of the excess).
      Severance Policy and Change of Control Provisions. The Company has a severance policy which covers corporate officers and other individuals. The policy provides that if an eligible individual’s employment is terminated (other than for cause), or if the eligible individual terminates his employment for any of the reasons noted below within three years after the occurrence of certain change of control events, the individual is entitled to receive the present value (discounted at 120% of the short term federal rate) of the severance amounts provided under the policy. The formula in the case of corporate officers is based upon 4 weeks of base salary continuation for each full year of service, subject to a minimum of 13 weeks and a maximum of

104 weeks, with the formula amount reduced to 67% and 33% thereof, respectively, if termination occurs in the second and third year following the change of control event. In addition, upon such termination of employment, the eligible individual would be entitled to (a) a bonus of no less than the individual’s target bonus for the year in which the change of control occurs, pro rated for the number of months to such termination, and (b) for the period the base salary would have been continued even though paid as a lump sum (i) various medical and health plans, and (ii) death and accidental death benefits. The reasons for which the eligible individual may terminate employment include: diminution in authority, reduction in compensation level, relocation, or adverse modification of benefits under bonus, benefit or similar plans.
      Equity Plans. The Company’s Equity Plans provide for the acceleration of vesting in all options (other than incentive stock options granted on or after January 1, 1987), SARs and restricted stock awards in the event of a “change of control” as defined in the Equity Plans. In addition, the performance shares will be deemed to be payable at target level of award. In the event that an Equity Plan participant retires (whether or not a change of control has occurred), the exercise period of the participant’s options granted after June 2004, and SARs, is extended to the date on which the option or SAR would expire in the event that the participant had continued to be employed by the Company, and the participant is eligible to receive performance shares equal to the target level of award. For options granted prior to June 2004, the exercise period of the participant’s options is the later of three years after the date of the participant’s retirement or twelve months after the death of the participant if the participant dies within three years after the date of retirement, but not later than the exercise period specified in the participant’s option grant.
      Supplemental Executive Retirement Plan. Certain provisions of the SERP do not take effect until the occurrence of certain change of control events. Among others, provisions in the SERP providing for (i) the suspension, reduction or termination of benefits in cases of gross misconduct by a participant (as determined in the sole discretion of the Compensation Committee); (ii) the forfeiture of benefits if a retired participant engages in certain proscribed competitive activities; (iii) the reduction in benefits upon the early retirement of a participant; and (iv) the offset of amounts which a participant may then owe the Company against amounts then owing the participant under the SERP, are automatically deleted upon the occurrence of a change of control event. In addition, neither a participant’s years of service with the Company (as calculated for the purpose of determining eligibility for benefits under the SERP), nor benefits accrued under the SERP prior to the change of control event, may be reduced after the occurrence of a change of control event. If a participant’s employment is terminated after a change of control, unless the participant elects to receive a distribution of benefits under the SERP in installment payments, the participant will receive payment of benefits in one lump sum (utilizing actuarial assumptions established in the SERP) within 10 days after termination.

Perquisites
      In addition to participation in other employee benefit plans that are generally applicable to all employees, executives also receive limited perquisites that may not meet the threshold for disclosure in the Summary Compensation Table.

      In particular the named executive officers are eligible for the following perquisites:

•	Personal travel on the Company aircraft.

•	Tax gross-up payments relating to spousal travel on Company business trips.

•	Use of a Company automobile with tax gross-ups on personal use.

•	Financial planning and tax preparation services.

•	Relocation expenses and tax gross-ups related thereto.

•	Country club memberships.

•	Participation in the Key Man Supplemental Medical Plan. This is a closed plan that no longer accepts new participants. Currently, Messrs. Powers and Davies are the only named executive officers who participate in this plan.

Tax Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), establishes an annual $1 million limit on the amount that the Company can deduct for compensation paid to any of its top five executives (as indicated in the Summary Compensation Table for that year), unless the compensation in excess of $1 million is performance-based. Payments under the Senior Executive Incentive Compensation Plan, options and SARs granted under the Company’s Equity Plans with an exercise price of at least fair market value, and performance shares granted under the 2005 Incentive Award Plan are intended to qualify as performance-based compensation exempt from the limitations of Section 162(m) of the Code.
      The Committee believes that it is in the Company’s best interests to maintain flexibility in the administration of the compensation program. In order to retain the flexibility to compensate the Company’s management in the manner best promoting the Committee’s policy objectives, the Committee does not require that all compensation be deductible. Accordingly payments under the Incentive Compensation Plan and grants of restricted stock are not intended to qualify as performance-based compensation and may be subject to the $1 million deductibility limitation of Section 162(m) of the Code.

Cash and Other Forms of Compensation
      The following table sets forth the aggregate cash and other compensation paid or accrued by the Company for service rendered in all capacities to the Company and its subsidiaries to the Company’s Chairman of the Board, President, and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, and the three other most highly compensated executive officers of the Company (the “named executive officers”) for the year ended December 31, 2006.
Summary Compensation Table for Fiscal Year 2006

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
		Salary	Awards	Awards	Compensation	Plan Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)(5)(6)		($)

T. H. Powers	2006	$900,000	$193,174	$1,723,587	$810,000	$1,768,283	$128,275	(7)	$5,523,319
Chairman of the Board, President and Chief Executive Officer
D. G. Nord	2006	382,500	417,434	113,392	240,975	204,271	69,732	(8)	1,428,304
Senior Vice President and Chief Financial Officer
W. R. Murphy	2006	338,742	35,442	478,209	140,158	297,933	49,927	(9)	1,340,411
Senior Group Vice President
R. W. Davies	2006	318,986	30,690	428,857	178,200	268,448	66,764	(10)	1,291,945
Vice President, General Counsel and Secretary
S. H. Muse	2006	392,595	50,771	385,709	167,363	219,042	31,961	(11)	1,247,441
Group Vice President

(1)	Represents the dollar value of restricted stock awards and stock appreciation rights recognized in the Company’s Consolidated Statement of Income for 2006 under the provisions of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). The dollar value represents the expense for awards granted in 2006 as well as in previous years. The determination of fair values for these awards is disclosed in the Stock-Based Employee Compensation note within the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K. The restricted stock and stock appreciation right amounts listed in these columns have not yet been earned and are subject to forfeiture.

(2)	Reflects bonus earned during the fiscal year 2006 under the Company’s incentive compensation plans.

(3)	Reflects the aggregate of the increase in actuarial value under the SERP and the Basic Plan for Messrs. Powers, Murphy, Davies, and Muse. For Mr. Nord, reflects the aggregate of the increase in actuarial value under the SERP only. The present value of these accrued benefits at December 31, 2005 is based on a 5.50% discount rate and RP-2000 mortality, and as of December 31, 2006 the present value is based on a 5.75% discount rate and RP-2000 mortality. Participants are assumed to retire at age 62.

(4)	The Company’s methodology for calculating costs associated with perquisites has been the incremental cost to the Company, which for personal use of the Company’s aircraft includes fuel, landing fees, hangar fees, maintenance, catering, additional expenses relating to the crew and other expenses which would not have otherwise been incurred by the Company if the aircraft had not been used for personal travel. For personal use of the Company automobile, the incremental cost includes the sum of lease payments, fuel, taxes, maintenance, and insurance less monthly payments made by the named executive multiplied by the percentage attributable to personal use of the automobile. Country club membership, financial planning, tax preparation services and executive medical coverage are calculated using the actual cost to the Company for the benefit provided to the executive.

(5)	Includes the Company’s payment of the actual life insurance premium in the following amounts: Mr. Powers – $3,600, Mr. Nord – $900, Mr. Murphy – $2,390, Mr. Davies – $2,160 and Mr. Muse – $898.

(6)	Includes Company 401(k) matching contributions to the Contribution Plan in the amount of $6,600 for each named executive officer, and a discretionary profit sharing contribution of $8,800 for Mr. Nord.

(7)	Includes perquisites in the amount of $100,343. Perquisites include personal use of the Company aircraft ($47,634); use of a Company automobile; financial planning; country club membership; and executive medical coverage. Also includes tax gross-ups of (a) $9,369 related to spousal travel on the Company aircraft when spouse is accompanying executive on business trip at request of Company, and (b) $8,364 related to the use of the Company automobile.

(8)	Includes perquisites in the amount of $42,786. Perquisites include personal use of the Company aircraft; use of a Company automobile; financial planning; and country club membership. Also includes tax gross-ups of (a) $1,619 related to spousal travel on the Company aircraft when spouse is accompanying executive on business trip at request of Company, and (b) $9,027 related to the use of the Company automobile.

(9)	Includes perquisites in the amount of $31,930. Perquisites include personal use of the Company aircraft; use of a Company automobile; country club membership; and financial planning. Also includes tax gross-ups of (a) $2,734 related to spousal travel on the Company aircraft when spouse is accompanying executive on business trip at request of Company, and (b) $6,272 related to the use of the Company automobile.

(10)	Includes perquisites in the amount of $47,633. Perquisites include the use of a Company automobile ($25,368); tax preparation services; country club membership; and executive medical coverage. Also includes tax gross-ups of $10,371 related to the use of the Company automobile.

(11)	Includes perquisites in the amount of $21,904. Perquisites include the use of a Company automobile; financial planning; and country club membership. Also includes tax gross-ups of $2,559 related to the use of the Company automobile.

Grants of Plan-Based Awards in Fiscal Year 2006

					All Other	All Other
					Stock	Option	Exercise	Grant Date
		Est. Future Payouts Under Non- Equity			Awards:	Awards:	or Base	Fair Value
		Incentive Plan Awards			Number of	Number of	Price of	of Stock
					Shares of	Securities	Option	and Option
	Grant	Threshold	Target	Max	Stock or	Underlying	Awards	Awards
Name	Date	($)	($)	($)	Units	Options	($/Sh)(1)	($)(2)(3)

T. H. Powers	12/04/06	$0	$900,000	$1,800,000	10,264	91,763	$52.85	$1,594,974
D. G. Nord	12/04/06	0	267,750	535,500	2,658	23,767	$52.85	413,082
W. R. Murphy	12/04/06	0	203,245	406,490	1,796	16,058	$52.85	279,104
R. W. Davies	12/04/06	0	198,000	396,000	1,745	15,600	$52.85	271,155
S. H. Muse	12/04/06	0	274,816	549,632	2,658	23,767	$52.85	413,082

(1)	Mean between the high and low trading prices of the Company’s Class B Common Stock on the trading day immediately preceding the date of grant, which is the fair market value of the Class B Common Stock determined under the terms of the 2005 Incentive Award Plan.

(2)	Represents the fair value of restricted stock awards on the grant date, December 4, 2006, based upon the fair value of such shares as determined under SFAS 123(R). The determination of fair values for these awards is disclosed in the Stock-Based Employee Compensation note within the Notes to the Consolidated Financial Statements in the Company’s 2006 Annual Report on Form 10-K. Mr. Powers – $542,452, Mr. Nord – $140,475, Mr. Murphy – $94,919, Mr. Davies – $92,223, and Mr. Muse – $140,475.

(3)	Represents the fair value of stock appreciation rights on the grant date, December 4, 2006, based upon the fair value of such stock appreciation rights as determined under SFAS 123(R). The determination of fair values for these awards is disclosed in the Stock-Based Employee Compensation note within the Notes to the Consolidated Financial Statements in the Company’s 2006 Annual Report on Form 10-K. Mr. Powers – $1,052,522, Mr. Nord – $272,607, Mr. Murphy – $184,185, Mr. Davies – $178,932 and Mr. Muse – $272,607.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
      See Compensation Discussion and Analysis (“CD&A”) above for a complete description of compensation plans pursuant to which the amounts listed under the Summary Compensation Table and Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment.

Base Salary
      As discussed above in the CD&A, base salaries were established to approximate the 50th percentile for comparable positions in companies both within the Company’s peer group companies and the other general comparable companies.

Non-Equity Incentive Plan Compensation
      As described in the CD&A, bonuses paid to named executive officers who are corporate officers were based upon attainment of earnings per diluted share targets. Actual bonuses were paid at 90% of the target levels due to performance at less than planned levels.

      Bonuses for named executive officers who are also group vice presidents varied based on the performance of their respective business units. Mr. Muse’s actual bonus payout was paid at 61% of target and Mr. Murphy’s was paid at 69% of target.

Equity Compensation
      SARs and restricted stock vest over three years based on continued service, and fully vest upon death, disability or a change in control. SARs generally have a term of and will expire on the tenth anniversary of their grant date. However, SARs will expire 90 days following termination of employment for reasons other than death or retirement. Upon death, vested SARs remain exercisable for one year. Upon retirement, SARs continue to vest and remain exercisable for the full ten-year term.
      Performance shares are payable at target level if the participant dies, becomes disabled or there is a change in control prior to the expiration of the three-year performance period. If the participant retires prior to the expiration of the three-year performance period, a pro rata share of the performance shares is paid at target level based on a monthly basis. As of December 31, 2006, the Company has determined that it is unlikely that the performance targets will be met for the performance shares granted in 2005 and that it is unlikely any such shares will vest and become payable other than upon death, disability or a change in control. Accordingly, the value of stock awards listed in the Summary Compensation Table does not include any value for the 2005 performance share grants.

Change in Pension Value
      Mr. Nord was hired after December 31, 2003 and is, therefore, not eligible to participate in the tax qualified defined benefit plan. However, he does participate in the SERP. Accordingly, Mr. Nord does not accrue any benefit under the tax qualified defined benefit plan and the actuarial increase in the value of his pension benefits reflects only that attributable to the SERP. The SERP is an unfunded plan, with benefits paid from the general assets of the Company.

Outstanding Equity Awards at Fiscal Year End
      The following table provides information on all restricted stock, stock option and SAR awards held by the named executive officers of the Company and the value of such holdings measured as of December 31, 2006. All outstanding equity awards are in shares of the Company’s Class B Common Stock.

	Option Awards				Stock Awards

								Equity
								Incentive
							Equity	Plan Awards:
							Incentive	Market
							Plan Awards:	or Payout
							No. of	Value of
					No. of		Unearned	Unearned
	No. of	No. of			Shares or	Market	Shares, Units,	Shares, Units
	Securities	Securities			Units of	Value of	or other	or other
	Underlying	Underlying	Option		Stock that	Shares or	Rights that	Rights that
	Unexercised	Unexercised	Exercise	Option	have not	Units that	have not	have not
	Options (#)	Options (#)	Price	Expiration	Vested	have not	Vested	Vested
Name	Exercisable	Unexercisable	($)(1)	Date	(#)(2)	Vested ($)(3)	(#)(4)	($)(5)

T. H. Powers	40,000	0	$39.344	12/07/08	17,424	$787,739	12,130	$548,397
	100,000	0	30.74	06/06/11
	50,000	0	27.81	12/03/11
	200,000	0	36.20	12/01/12
	190,000	0	44.31	11/30/13
	126,666	63,334	47.95	12/05/14
	33,439	66,880	49.755	12/04/15
		91,763	52.85	12/03/16
D. G. Nord	8,800	17,600	49.755	12/04/15	20,469	925,404	3,192	144,310
		23,767	52.85	12/03/16
W. R. Murphy	12,000	0	47.125	12/08/07	3,115	140,829	2,234	100,999
	30,000	0	44.31	11/30/13
	23,333	11,667	47.95	12/05/14
	6,160	12,320	49.755	12/04/15
		16,058	52.85	12/03/16
R. W. Davies	12,000	0	47.125	12/08/07	2,876	130,024	1,915	86,577
	15,000	0	39.344	12/07/08
	25,000	0	24.594	12/04/10
	29,000	0	27.81	12/03/11
	32,000	0	36.20	12/01/12
	25,000	0	44.31	11/30/13
	20,000	10,000	47.95	12/05/14
	5,280	10,560	49.755	12/04/15
		15,600	52.85	12/03/16
S. H. Muse	20,000	0	35.43	06/04/12	4,542	205,344	3,192	144,310
	35,000	0	36.20	12/01/12
	35,000	0	44.31	11/30/13
	30,000	15,000	47.95	12/05/14
	8,800	17,600	49.755	12/04/15
		23,767	52.85	12/03/16

(1)	Options to acquire shares of Class B Common Stock of the Company granted prior to December 5, 2005 were granted at the fair market value of the Class B Common Stock on the date of grant as set forth under the Company’s Option Plan. Currently unvested options vest in one-third increments on each anniversary of the date of grant or immediately in the event of a change in control, as defined in the Option Plan. Options were granted on December 9, 1997, December 8, 1998, December 5, 2000, June 7, 2001, December 4, 2001, June 5, 2002, December 2, 2002, December 1, 2003, and December 6, 2004. SARs were granted on and after December 5, 2005 under the Company’s 2005 Incentive Award Plan and entitle the recipient to the difference between the fair market value of the Company’s Class B Common Stock on the date of exercise and the base price of the SAR, per SAR, which is the mean between the high and low trading prices of the Company’s Class B Common Stock on the trading day immediately preceding the date of grant. One-third of the SARs vest and become exercisable each year on the anniversary of the date of grant. SARs fully vest upon a change in control, or termination of employment by reason of death or disability. SARs were granted on December 5, 2005 and December 4, 2006.

(2)	Represents restricted stock granted on the following dates, each of which vests in three equal installments on the anniversary of the grant date, with full vesting on a change in control, death or disability. Unvested shares are forfeited upon termination of employment.

		Number of Shares or Units
		of Stock That Have Not
Name	Award Grant Date	Vested (#)

T. H. Powers	12/05/05	7,160
	12/04/06	10,264
D. G. Nord	9/19/05	15,927
	12/05/05	1,884
	12/04/06	2,658
W. R. Murphy	12/05/05	1,319
	12/04/06	1,796
R. W. Davies	12/05/05	1,131
	12/04/06	1,745
S. H. Muse	12/05/05	1,884
	12/04/06	2,658

(3)	The restricted share award value was determined based on the closing market price of the Company’s Class B Common Stock on December 29, 2006, the last business day of 2006, of $45.21.

(4)	Represents performance shares granted on the following date, the actual payout of which is based upon the satisfaction of performance criteria including the Company’s cumulative growth in earning per diluted share compared to a peer group. The peer group is a group of companies which share the same Global Industry Classification codes and are a part of the Standard & Poor’s Index of companies in the electrical component and equipment sector.

		Number of Shares or Units
		of Stock That Have Not
Name	Award Grant Date	Vested (#)

T. H. Powers	12/05/05	12,130
D. G. Nord	12/05/05	3,192
W. R. Murphy	12/05/05	2,234
R. W. Davies	12/05/05	1,915
S. H. Muse	12/05/05	3,192

(5)	The market or payout value of the unearned shares is based upon the closing market price of the Company’s Class B Common Stock on December 29, 2006, the last business day of 2006, of $45.21.

Option Exercises and Stock Vested During Fiscal Year 2006
      The following table provides information on the number of shares acquired and the value realized by the named executive officers during fiscal year 2006 on the exercise of stock options and SARs, and on the vesting of restricted stock. All stock option and SAR exercises are in shares of the Company’s Class B Common Stock.

	Option Awards		Stock Awards

	No. of Shares		No. of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	Upon Exercise	Vesting	Upon Vesting
Name	(#)	($)(1)	(#)	($)(2)

T. H. Powers	0	$0	3,579	$190,224
D. G. Nord	0	0	8,905	423,611
W. R. Murphy	149,550	2,749,172	659	35,026
R. W. Davies	32,000	617,024	565	30,030
S. H. Muse	0	0	942	50,067

(1)	The value realized upon the exercise of options and SARs.

(2)	Except for Mr. Nord, the value realized upon the vesting of restricted stock is calculated based on the closing market price of the Company’s Class B Common Stock on the vesting date, December 5, 2006, of $53.15. Mr. Nord had 7,963 shares of restricted stock vest on September 19, 2006, and 942 shares of restricted stock vest on December 5, 2006. The value realized upon such vesting is based on the closing market price of the Company’s Class B Common Stock on September 19, 2006 of $46.91 and December 5, 2006 of $53.15.
Retirement Plans
      The following table provides information related to the potential benefits payable to each named executive officer under the Company’s Basic Plan and SERP, which is an unfunded plan.
Pension Benefits in Fiscal Year 2006

			Present	Payments
		No. of Years	Value of	During the
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service (#)	Benefit ($)	Year ($)

T. H. Powers	Basic Plan	8.25	$174,607(1)	$0
	SERP	8.00	8,288,459(2)	0
D. G. Nord	SERP	1.00	204,271(2)	0
W. R. Murphy	Basic Plan	31.58	704,597(1)	0
	SERP	6.00	931,315(2)	0

			Present	Payments
		No. of Years	Value of	During the
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service (#)	Benefit ($)	Year ($)

R. W. Davies	Basic Plan	32.17	$910,374(1)	$0
	SERP	24.00	2,535,333(2)	0
S. H. Muse	Basic Plan	13.25	144,284(1)	0
	SERP	4.00	710,890(2)	0

(1)	For the Basic Plan, the present values of accrued benefits at December 31, 2006 are determined using RP-2000 mortality and a 5.75% discount rate. Participants are assumed to retire at age 62.

(2)	For the SERP, the present value of these accrued benefits at December 31, 2006 are determined using RP-2000 mortality and a 5.75% discount rate. Participants are assumed to retire at age 62.
Narrative Disclosure to Retirement Plan Potential Annual Payments and Benefits
      For all named executive officers except Mr. Nord, pension benefits are earned under both the Basic Plan and the SERP. The Basic Plan provides for participation by all regular full-time salaried employees who were employed by covered Company units on December 31, 2003. The annual benefits under the Basic Plan are calculated under two formulas: one in effect prior to January 1, 2004, and the other in effect on and after January 1, 2004. Benefits earned prior to 2004 are calculated as 1.50% of final compensation per year of Company service through December 31, 2003, which includes both basic compensation and bonuses, reduced by 1.50% of primary social security benefit per year of service through December 31, 2003. For service after 2003, benefits are calculated as .85% of final average compensation which includes both basic compensation and bonus, plus .65% of final average compensation in excess of an average social security wage base for each year of service earned after 2003, up to 35 years, plus 1.10% of final average compensation in excess of 35 years. However, participants in the Basic Plan who were age 50 and had 10 or more years of service as of December 31, 2003 will have benefits earned after 2003 calculated under the formula as in effect before 2003 or after 2004, depending on which produces a higher benefit. Early retirement benefits are available to participants who have reached age 55 and accrued at least 10 years of service; early retirement benefits are calculated under the same formula as normal retirement benefits, but reduced by 0.6% for each month by which the participant’s early retirement is after age 60 but before age 65 and 0.3% for each month by which the participant’s early retirement precedes age 60. Lump sum payments cannot be elected under the Basic Plan; the value of potential payments in the table above is based on the named executive officer’s elected form of annuity distribution on file.
      The SERP provides key management executives the opportunity to earn pension benefits supplementing those earned under the Basic Plan. SERP benefits are calculated as 6% of final total compensation (basic compensation and bonuses as reflected in the Salary and Non-Equity Incentive Plan Compensation columns under the Summary Compensation Table on pages 24 and 25 hereof) per year of SERP service up to a maximum of 60%, offset by benefits payable under the Basic Plan, or in the case of Mr. Nord the actuarial equivalent value of his account balance under the Contribution Plan attributable to a discretionary profit sharing contribution. Early retirement benefits are available to participants who elect to retire on or after age 55; early retirement benefits are calculated under the same formula as normal retirement benefits except that the early retirement benefit is based upon the participant’s years of service up to the participant’s actual early retirement date reduced by 0.3% for each month by which the participant’s early retirement precedes age 62 and by an additional 0.2% for each month by which the participant’s early retirement precedes age 60. Except as otherwise provided, for certain SERP participants who have entered into Continuity Agreements with the Company (discussed below, in the “Potential Post-Employment Payments” section), no SERP benefit is payable if a participant terminates employment prior to age 55 with less than 10 years of SERP service. SERP benefits are payable based on a 50% joint and survivor form of annuity distribution, except that benefits are paid out as a lump sum upon a “change in control” event, as defined in the SERP, or in the case of a benefit valued under $10,000.
Potential Post-Employment Payments
      Continuity Agreements. The Continuity Agreements of Messrs. Davies and Murphy were effective as of December 27, 1999 (and amended effective as of March 14, 2005), and the Continuity Agreement of Mr. Muse was effective as of March 14, 2005. Mr. Nord’s Continuity Agreement was effective September 19, 2005. In addition, the Amended and Restated Continuity Agreement of Mr. Powers was effective as of March 14, 2005, and supersedes his prior Continuity Agreement.
      Mr. Davies’ Continuity Agreement had an initial two-year term, while the Continuity Agreements that became effective in March 2005 and thereafter each have an initial one-year term. In all cases, following their initial terms, the Continuity Agreements automatically extend for additional one-year periods unless notice is given to the contrary by the Company at least 180 days prior to the renewal date. No such notice has been given. Unless previously terminated as described above, in the event of any change in control, the Continuity Agreements will remain in effect until the second anniversary thereof. The Company has established a grantor trust to secure the benefits to be provided under the Continuity Agreements, the SERP, and other plans maintained by the Company for the benefit of members of the Company’s senior management.
      Upon termination of employment, named executive officers will receive the payments described below depending upon whether such termination is voluntary, involuntary, due to retirement or in connection with a change in control.
      If a named executive officer resigns, leaves voluntarily, or is terminated involuntarily for cause, the named executive officer would receive only salary and unused vacation through the date of termination, any accrued and vested benefits under the Company’s employee benefit plans, such as the retirement plans (both tax-qualified and non-qualified), and vested options, SARs and restricted stock. Unvested retirement benefits, options, SARs, restricted stock and performance shares would be forfeited.
      If a named executive officer, other than Mr. Nord, is terminated without cause not in connection with a change in control, then in addition to the benefits that the named executive officer would receive upon termination, the named executive officer will receive severance under the Company’s severance policy. The amount of severance is four weeks of base salary continuation for each full year of service, subject to a minimum of 13 weeks and a maximum of 104 weeks. In addition, the named executive officer would continue to be eligible to participate in group life, medical and dental benefit plans for the duration of the severance payments. If Mr. Nord is terminated without cause, then he is entitled to receive severance pursuant to the terms of his Letter Agreement, which is described in the CD&A.

      Upon retirement, in addition to the benefits that the named executive officer would receive upon voluntary termination, a named executive officer would continue to vest in their SARs and would be eligible to receive a pro rata portion of their unvested performance shares. Upon a change in control, the named executive officers are entitled to receive severance and other benefits under the Continuity Agreements which are described in the CD&A and below.
      The following table sets forth the amount each named executive officer would receive under various termination scenarios described above using the following assumptions:

•	Termination of employment or change in control, as applicable, occurred on December 29, 2006.

•	Exercised all options and SARs, and valued the restricted stock, performance shares (that would vest upon such termination scenarios) and said options and SARs, using the closing market price of the Company’s Class B Common Stock on December 29, 2006, of $45.21.

•	Received a lump sum payment of retirement benefits under the Basic Plan, Contribution Plan, and SERP equal to the present value of an annuity payable under the plans at age 62.

•	Interest rate and mortality used for calculating the lump sum value was 5.75% and RP-2000 mortality.

•	Declared by the Compensation Committee to have incurred a Total Disability (as defined under the SERP) for purposes of calculating amounts due to the executive for termination based on disability.

•	An executive age 55 or older, who qualifies for early retirement under the SERP, shall be deemed to have retired with the consent of the Company.

•	An executive age 55 and older shall be deemed to have retired with the consent of the Company for purposes of qualification of benefits under the Key Man Supplemental Medical Plan and the Post-Retirement Death Benefit Plan for Participants in the SERP.

•	Mr. Nord’s calculations are based upon the terms of his Letter Agreement with the Company, where applicable.

			Involuntary
	Voluntary		Not for Cause	Termination
	Not for		or Good	in connection
	Good Reason	Termination	Reason	with Change
Name	Termination(1)	for Cause(2)	Termination(3)	in Control(4)	Death(5)	Disability(6)

T. H. Powers	$13,596,383	$4,732,983	$14,158,446	$31,454,206	$6,049,813	$16,793,059
D. G. Nord	3,681	3,681	1,116,893	7,899,630	1,090,715	5,484,619
W. R. Murphy	1,828,237	758,231	2,355,267	8,862,121	671,511	3,141,478
R. W. Davies	5,215,562	2,361,097	5,711,909	9,178,541	3,445,725	5,028,001
S. H. Muse	740,915	740,915	1,144,978	7,877,687	1,019,999	4,573,415

(1)	Represents the aggregate value of (a) currently vested options and SARs granted under the Company’s Equity Plans in the following amounts: Mr. Powers — $4,524,640, Mr. Nord — $0, Mr. Murphy — $60,681, Mr. Davies — $1,447,654, and Mr. Muse — $542,450; and (b) accrued benefits under the Company’s tax qualified and non-qualified benefit plans in the following amounts: Mr. Powers —

$9,071,743, Mr. Nord — $3,681, Mr. Murphy — $1,767,556, Mr. Davies — $3,767,908, and Mr. Muse — $198,465.

(2)	Represents the aggregate value of (a) currently vested options and SARs granted under the Company’s Equity Plans in the following amounts: Mr. Powers — $4,524,640, Mr. Nord — $0, Mr. Murphy — $27,000, Mr. Davies — $1,418,810, and Mr. Muse — $542,450; and (b) accrued benefits under the Company’s tax qualified and non-qualified benefit plans in the following amounts: Mr. Powers — $208,343, Mr. Nord — $3,681, Mr. Murphy — $731,231, Mr. Davies — $942,287, and Mr. Muse — $198,465.

(3)	Represents the aggregate value of (a) currently vested options and SARs granted under the Company’s Equity Plans in the following amounts: Mr. Powers — $4,524,640, Mr. Nord — $0, Mr. Murphy — $60,681, Mr. Davies — $1,447,654, and Mr. Muse — $542,450; (b) for Mr. Nord, twelve months base salary, and medical, dental, and life insurance continuation valued at $393,152, and accelerated vesting of restricted stock valued at $720,060 per his Letter Agreement; (c) base salary, and medical, dental, and life insurance continuation in the following amounts: Mr. Powers — $562,063, Mr. Murphy — $527,030, Mr. Davies — $496,347 and Mr. Muse — $404,063; and (d) accrued benefits under the Company’s tax qualified and non-qualified benefit plans in the following amounts: Mr. Powers — $9,071,743, Mr. Nord — $3,681, Mr. Murphy — $1,767,556, Mr. Davies — $3,767,908, and Mr. Muse — $198,465.

(4)	Represents the aggregate value, per the terms of each named executive officer’s Continuity Agreement, of (a) severance: Mr. Powers — $6,255,000, Mr. Nord — $1,950,750, Mr. Murphy — $1,655,913, Mr. Davies — $1,604,250, and Mr. Muse — $2,038,617; (b) pro rata bonus for the year of termination: Mr. Powers — $1,185,000, Mr. Nord — $267,750, Mr. Murphy — $213,229, Mr. Davies — $204,750, and Mr. Muse — $286,944; (c) outplacement services: Mr. Powers — $135,000, Mr. Nord — $57,375, Mr. Murphy — $50,811, Mr. Davies — $49,500, and Mr. Muse — $58,889; (d) vesting in unvested restricted stock: Mr. Powers — $787,737, Mr. Nord — $925,404, Mr. Murphy — $140,829, Mr. Davies — $130,024, and Mr. Muse — $205,344; (e) currently vested options, and accelerated vesting of all unvested options/ SARs: Mr. Powers — $4,524,640, Mr. Nord — $0, Mr. Murphy — $27,000, Mr. Davies — $1,418,810, and Mr. Muse — $542,450; (f) payment of performance units at target: Mr. Powers — $548,397, Mr. Nord — $144,310, Mr. Murphy — $100,999, Mr. Davies — $86,577, and Mr. Muse — $144,310; (g) full value of retirement benefits under the Company’s tax qualified and non-qualified plans, whether or not vested, prior to the change in control: Mr. Powers — $13,191,919, Mr. Nord — $2,241,061, Mr. Murphy — $4,585,047, Mr. Davies — $4,575,319, and Mr. Muse — $2,286,697; (h) continued welfare benefits: Mr. Powers — $36,230, Mr. Nord — $28,904, Mr. Murphy — $34,219, Mr. Davies — $32,323, and Mr. Muse — $32,095; and (i) and tax gross-ups: Mr. Powers — $4,790,281, Mr. Nord — $2,284,076, Mr. Murphy — $2,054,074, Mr. Davies — $1,076,988, and Mr. Muse — $2,282,341.

(5)	Represents the aggregate value of (a) accelerated vesting of all restricted stock, options, SARs and performance shares granted under the Company’s Equity Plans in the following amounts: Mr. Powers — $5,860,776, Mr. Nord — $1,069,714, Mr. Murphy — $268,828, Mr. Davies — $1,635,411, and Mr. Muse — $892,104; and (b) accrued benefits under the Company’s tax qualified and non-qualified benefit plans in the following amounts: Mr. Powers — $189,037, Mr. Nord — $21,001, Mr. Murphy — $402,683, Mr. Davies — $1,810,314, and Mr. Muse — $127,895.

(6)	Represents the aggregate value of (a) accelerated vesting of all restricted stock, options, SARs and performance shares granted under the Company’s Equity Plans in the following amounts: Mr. Powers — $5,860,776, Mr. Nord — $1,069,714, Mr. Murphy — $268,828, Mr. Davies — $1,635,411, and Mr. Muse — $892,104; and (b) accrued benefits under the Company’s tax qualified and non-qualified benefit plans in the following amounts: Mr. Powers — $10,932,283, Mr. Nord — 4,414,905, Mr. Murphy — $2,872,650, Mr. Davies — $3,392,590, and Mr. Muse — $3,681,311.
Compensation of Directors
      The Nominating and Corporate Governance Committee annually reviews the status of the Company’s Non-Management Director compensation in relation to other U.S. companies of comparable size and the Company’s competitors. Such review considers all forms of compensation for the Company’s Non-Management Directors. The Nominating and Corporate Governance Committee is supported in this review by Hewitt, who provides compensation consultation and competitive benchmarking. Following the review, the Nominating and Corporate Governance Committee recommends any changes in Non-Management Director compensation to the Chairman of the Board, who places such proposal on the agenda for the Board’s next meeting. After a full discussion, the Board approves or disapproves the Nominating and Corporate Governance Committee’s recommendation.
      The following table provides information concerning the aggregate cash and other compensation paid to or accrued by the Company for Non-Management Directors for service rendered on the Company’s Board of Directors during fiscal year 2006. Mr. Powers receives no compensation beyond that described above for his service as a Director.
Director Compensation Table for Fiscal Year 2006

			Change in
			Pension Value
			and Nonqualified
	Fees Earned	Stock	Deferred	All Other
	or Paid in	Awards	Compensation	Compensation
	Cash ($)(1)	($)(2)	Earnings ($)(3)	($)(4)(5)	Total ($)
Name
E. Richard Brooks	$122,000	$12,063	$21,615	$318	$155,996
George W. Edwards	100,000	12,063	16,497	4,318	132,878
Anthony J. Guzzi	8,402	—	—	—	8,402
Joel S. Hoffman	104,000	12,063	17,812	4,318	138,193
Andrew McNally IV	96,000	12,063	15,050	4,318	127,431
Daniel J. Meyer	108,000	12,063	—	3,318	123,381
G. Jackson Ratcliffe	88,000	12,063	13,417	4,318	117,798
Richard J. Swift	88,000	12,063	—	4,318	104,381
Daniel S. Van Riper	108,000	12,063	—	1,318	121,381

(1)	Includes the following amounts deferred and held under the Company’s Deferred Plan for Directors: Mr. Brooks — $61,000, Mr. Guzzi — $8,402, Mr. Hoffman — $20,800, Mr. Meyer — $35,000, Mr. Swift — $60,000, and Mr. Van Riper — $60,000.

(2)	Represents the dollar value of 350 shares of restricted stock recognized in the Company’s Consolidated Statement of Income for 2006 under the provisions of SFAS 123(R). The dollar value represents the expense for the restricted stock awards granted in 2006. The determination of fair values for these shares is disclosed in the Stock-Based Employee Compensation note within the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K. Such shares were granted on May 1, 2006 and are forfeitable if the Director’s service terminates for reasons other than death prior to the regularly scheduled Annual Meeting of Shareholders to be held on May 7, 2007. Such shares also vest and become nonforfeitable in full upon a Director’s death or a change in control (as defined in the 2005 Incentive Award Plan). Except for stock units under the Company’s Deferred Plan for Directors, none of the Non-Management Directors, other than Mr. Ratcliffe, hold any other form of equity compensation.
      The following represents stock units held by each Non-Management Director under the Company’s Deferred Plan for Directors and options held by Mr. Ratcliffe that were granted when he was an employee of the Company:

	Aggregate	Aggregate
	No. of	No. of
	Stock	Option
	Units	Awards
	Held at	Held at
	Year End	Year End
	(#)	(#)

E. Richard Brooks	7,307	—
George W. Edwards	15,268	—
Anthony J. Guzzi	81	—
Joel S. Hoffman	18,493	—
Andrew McNally IV	31,350	—
Daniel J. Meyer	11,408	—
G. Jackson Ratcliffe	—	252,000
Richard J. Swift	1,590	—
Daniel S. Van Riper	3,925	—
      In 2006, Mr. Ratcliffe exercised 100,000 options for a realized value of $1,092,700.

(3)	Reflects the annual increase in actuarial value of benefits under the Directors’ retirement plan in the following amounts: Mr. Brooks — $21,615, Mr. Edwards — $16,497, Mr. Hoffman — $17,812, Mr. McNally — $15,050, and Mr. Ratcliffe — $13,417. Mr. Meyer has reached the maximum service in age for the accumulated benefit and due to the change in the interest rate resulted in a decrease in his pension value of $2,383 over the prior year. The present value of these accrued benefits at December 31, 2005 is based on a 5.50% discount rate and RP-2000 mortality, and as of December 31, 2006 the present value is based on a 5.75% discount rate and RP-2000 mortality. Participants are assumed to retire when they reach age 70 with at least 5 years of service.

(4)	Includes the Company’s payment of $318 for life and business travel accident insurance premiums for each Director, excluding Mr. Guzzi.

(5)	Includes a Company matching contribution to an eligible educational institution under The Harvey Hubbell Foundation Educational Matching Gifts Program in the following amounts: Mr. Edwards — $4,000, Mr. Hoffman — $4,000, Mr. McNally — $4,000, Mr. Meyer — $3,000, Mr. Ratcliffe — $4,000, Mr. Swift — $4,000, and Mr. Van Riper — $1,000.
Narrative to Director Compensation Table
      Each Non-Management Director receives $60,000 (plus an additional $10,000 for serving as a Committee Chair) per year compensation from the Company plus $2,000 for each Board and Board Committee meeting attended, together with the expenses, if any, of such attendance. In addition, each Non-Management Director receives an annual grant of 350 shares of Class B Common Stock. The 2006 share grant was made on May 1, 2006, the date of the annual meeting of shareholders, to each Non-Management Director who was re-elected or first elected to the Board, subject to forfeiture if the Director’s service terminates other than by reason of death prior to the date of the next regularly scheduled annual meeting of shareholders. The Company and all current Directors (other than Messrs. Powers and Ratcliffe) have entered into an agreement to defer receipt of all or a portion of such fees pursuant to a deferred compensation agreement providing for payment of the fees in stock units (each stock unit consisting of one share each of the Company’s Class A Common Stock and Class B Common Stock), subject to certain terms and conditions of the Company’s Deferred Plan for Directors under which the fees are deferred, upon their termination of service as Directors of the Company. Messrs. Edwards and McNally no longer defer such fees, having exceeded the Company’s stock ownership guidelines described below. Dividend equivalents are paid on the stock units and are converted into additional stock units. Distributions are made in either a lump sum or in installment payments, at the Director’s election.
      The Company has adopted stock ownership guidelines for all Directors. Under these guidelines, all Directors are expected to make a good faith effort depending upon the circumstances to satisfy minimum stock ownership guidelines. These guidelines can be satisfied through direct ownership of either class or a combination of classes or through share units under the Company’s Deferred Plan for Directors. The guidelines are more fully described in the Company’s Guidelines which can be found on the Company’s website at http://www.hubbell.com.
      Certain provisions of the Company’s Deferred Plan for Directors do not take effect until the occurrence of certain “change of control” events, as defined in the plan. After the occurrence of a change of control event, the plan may not be amended without the prior written consent of an affected participant and no termination of the plan shall have the effect of reducing any benefits accrued under the plan prior to such termination. Further, in the event of a change of control, any stock unit credited to a Director’s account shall be immediately converted into a right to receive cash and shall thereafter be treated in all respects as part of such Director’s cash account. Following a change of control, unless a Director has already confirmed his election to receive installment payments, the cash account will be paid out in one lump sum on the earlier to occur of (x) the 30th day after the date the Director retires or otherwise separates from service with the Board, if such retirement or separation occurs after January 1 but before November 1 of any calendar year and (y) January 1 of the year following the Director’s retirement or separation from service. In addition, in the event that any Directors confirm their elections to receive payment of their cash and/or stock unit accounts in installment payments, the Company’s Deferred Plan for Directors requires the Company to establish a grantor trust for the purpose of holding assets in respect of the Company’s obligations to make payments, after a change of control, to any Directors who elect to receive installment payments. The Company has established a grantor trust to secure the benefits to be provided under the Company’s Deferred Plan for Directors and the retirement plan for Directors (discussed below).
      The Company also has a retirement plan for Directors who are not employees or officers of the Company and who do not qualify to receive a retirement benefit under any pension plan of the Company or its subsidiaries (“Eligible Directors”). At a meeting held on December 3, 2002, the Board of Directors of the Company, acting on the recommendation of the Compensation Committee, amended the Directors’ retirement plan by providing that (a) future participation in the plan as an Eligible Director would be limited to those Directors serving as of December 3, 2002 on the Company’s Board of Directors; (b) Eligible Directors would continue to accrue Service during their tenure as Directors of the Company; (c) “Base Retainer” and “Chairman’s Retainer” would be capped at $40,000 and $43,000, respectively, for pension benefit calculations; and (d) an Eligible Director would qualify for the “Chairman’s Retainer” if the Eligible Director served as a Committee Chair during at least any one of the ten years immediately preceding the year in which the Eligible Director retires from the Board of Directors. Under this plan, an Eligible Director retiring at or after age 70 with at least ten years of service as a Director is paid annually for life an amount equal to (i) the Eligible Director’s Base Retainer, (ii) an additional 10% of the Base Retainer, and (iii) any additional amounts paid for service as Committee Chair. A retiring Eligible Director who had reached age 70 and had served for at least five but less than ten years as a Director would be entitled to a reduced amount equal to 50% of the Eligible Director’s Base Retainer, plus 10% of such Base Retainer for each year of service beyond five years up to a maximum of nine years. An Eligible Director who retires prior to age 70 with five or more years of service as a Director receives a retirement benefit commencing at age 70 calculated as described above on the basis of the Eligible Director’s Base Retainer in effect during the calendar year immediately preceding the Eligible Director’s actual retirement date. The plan also provides that a Director who was a retiree of the Company whether or not qualified for a retirement benefit under any pension plan of the Company but who had at least five years of service as a Director subsequent to such retirement is entitled to a retirement benefit under the plan at a reduced amount equal to 25% of the Base Retainer. Except as otherwise provided in the event of a change of control, benefits payable under this plan are not funded but are paid out of the general funds of the Company. Director contributions to this plan are not permitted.
      Certain provisions of the retirement plan do not take effect until the occurrence of certain “change of control” events, as defined in the plan. Among others, provisions in the plan providing for (i) the suspension, reduction or termination of benefits in cases of gross misconduct by a participant (as determined in the sole discretion of the Compensation Committee); and (ii) the forfeiture of benefits if a retired participant engages in certain proscribed competitive activities, are automatically deleted upon the occurrence of a change of control event. In addition, in the event of a change of control, if thereafter a Director retires or otherwise separates from service with the Board (or already has), unless the Director otherwise elects to receive installment payments, the Director’s benefit payable under the retirement plan will be paid out in one lump sum (utilizing actuarial assumptions established in the plan) on the 30th day after the later to occur of (x) the date the change of control is consummated and (y) the date the Director retires or otherwise separates from service. For purposes of the plan, the term “Base Retainer” is defined as the annual retainer in effect during the calendar year immediately preceding the year in which the Director retires. The plan requires the

Company to establish a grantor trust for the purpose of holding assets in respect of the Company’s obligations to make payments, after a change of control, to any Directors who elect to receive installment payments.
Compensation Committee Report
      The Committee has reviewed this Compensation Discussion and Analysis and discussed its contents with members of the Company’s management. Based on this review and discussion, the Committee has recommended that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this proxy statement.
      In addition, based on a review of competitive compensation practices and analysis from the Committee’s compensation consultant, Hewitt, the Committee believes that the overall make-up of the compensation program and its individual component elements, are competitive and consistent with pay practices and methodologies of the Company’s peer group.

Compensation Committee

George W. Edwards, Jr., Chairman
E. Richard Brooks
Andrew McNally IV
Richard J. Swift
Daniel S. Van Riper
      Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers (as defined), Directors and persons owning more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of all equity and derivative securities of the Company with the SEC and the NYSE. SEC regulations also require that a copy of all Section 16(a) forms filed be furnished to the Company by its officers, Directors and greater than ten-percent shareholders.
      Based solely on a review of the copies of such forms and related amendments received by the Company and, where applicable, written representations from the Company’s officers and Directors that no Form 5s were required to be filed, the Company believes that during and with respect to fiscal year 2006 all Section 16(a) filing requirements applicable to its officers, Directors and beneficial owners of more than ten percent of any class of its equity securities were met.
Matters Relating to Directors and Shareholders
      From January 1, 2006 through March 9, 2007, pursuant to a previously announced diversification plan, the Roche Trust and Hubbell Trust, through an independent financial institution, sold an aggregate of 295,705 shares of Company Class A Common Stock to the Company, in negotiated transactions at prices equal to the average of the high and low reported sales prices on the NYSE on the date of sale, for the aggregate amount of $13,493,424. The Company purchased such shares from the Trusts pursuant to its program announced in February 2006 to purchase up to $100 million of the Company’s Class A and Class B Common Stock in open market and privately negotiated transactions, and may from time to time purchase additional shares from the Trusts pursuant to such program or the additional program announced in February 2007 to purchase up to $200 million of such stock.

RATIFICATION OF THE SELECTION OF AND
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
General
      The selection of independent registered public accountants to examine the financial statements of the Company made available or transmitted to shareholders and filed with the SEC for the year 2007 is to be submitted to the meeting for ratification or rejection. PricewaterhouseCoopers LLP, 300 Atlantic Street, Stamford, Connecticut, has been selected by the Audit Committee of the Board of Directors of the Company to examine such financial statements.
      PricewaterhouseCoopers LLP have been independent registered public accountants of the Company for many years. The Company has been advised that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting of Shareholders to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires.
      The aggregate fees for professional services provided by PricewaterhouseCoopers LLP to the Company and its subsidiaries for the years ended December 31, 2006 and 2005, were as follows:

	2006	2005

Audit Fees	$2,155,600	$2,034,260
Audit-Related Fees	191,700	1,313,800
Tax Fees	156,400	225,700
All Other Fees	4,000	12,000

Total Fees	$2,507,700	$3,585,760
      Audit Fees consist of fees for professional services rendered for the audits of (i) the Company’s consolidated annual financial statements; (ii) management’s assessment of the effectiveness of internal control over financial reporting; and (iii) the effectiveness of internal control over financial reporting. Audit Fees also include review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.
      Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under Audit Fees. This category includes fees principally related to financial due diligence and audits of employee benefit plans in 2006 and 2005.
      Tax Fees include domestic and international income tax planning assistance, expatriate and executive tax work, and foreign entity compliance services.
      All Other Fees consist of fees for products and services other than the services reported above. These services include fees related to technical publications purchased from the independent registered public accountant.
      The Audit Committee considered whether the rendering of non-audit services by PricewaterhouseCoopers LLP to the Company is compatible with maintaining their independence and concluded that the non-audit services rendered would not compromise their independence.

      If the proposal to ratify the selection of PricewaterhouseCoopers LLP is not approved by the shareholders, or if prior to the 2008 Annual Meeting of Shareholders, PricewaterhouseCoopers LLP declines to act or otherwise becomes incapable of acting, or if its services are discontinued by the Audit Committee of the Board of Directors, then the Audit Committee of the Board of Directors will appoint other independent registered public accountants whose services for any period subsequent to the 2008 Annual Meeting of Shareholders will be subject to ratification by the shareholders at that meeting.
Audit Committee Report
      The Audit Committee of the Board of Directors is comprised of independent Directors functioning in accordance with a written charter (the “Charter”) adopted and approved by the Board of Directors in May, 2000, which Charter is reviewed annually by the Audit Committee, and was last amended by the Board of Directors, effective December 7, 2004. As provided in the Charter, the Audit Committee assists the Company’s Directors in fulfilling their responsibilities relating to corporate accounting, the quality and integrity of the Company’s financial reports, and the Company’s reporting practices. The functions of the Audit Committee are further described elsewhere in this proxy statement (see pages 9 and 10 hereof.)
      In connection with the discharge of its responsibilities, the Audit Committee has taken a number of actions, including, but not limited to, the following:

•	the Audit Committee reviewed and discussed with management and the independent registered public accountants the Company’s audited financial statements;

•	the Audit Committee discussed with the independent registered public accountants the matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90 (Communication with Audit Committees); and

•	the Audit Committee received from the independent registered public accountants the written disclosures and letter required pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed their independence with them and satisfied itself as to the independence of the independent registered public accountants.
      On May 3, 2004, the Company’s Audit Committee amended its Audit and Non-Audit Services Pre-Approval Policy (“Services Policy”), originally adopted on May 5, 2003, which sets forth the policies and procedures by which the Audit Committee reviews and approves all services to be provided by PricewaterhouseCoopers LLP prior to retaining the firm. In developing these policies and procedures, the Audit Committee took into consideration the need to ensure the independence of PricewaterhouseCoopers LLP while recognizing that PricewaterhouseCoopers LLP may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for permissible non-audit services (excluding tax services). The Services Policy provides for the pre-approval by the Audit Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. Any proposed services exceeding pre-approval or budgeted amounts also requires pre-approval by the Audit Committee. In the interim periods during which the Audit Committee is not scheduled to meet, the Chairman of the Audit Committee can authorize spending which exceeds pre-approved cost levels or budgeted amounts. As part of the process, the Audit Committee shall consider whether such services are consistent with SEC rules and regulations on auditor independence.
      Based on the foregoing reviews and discussions, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Audit Committee

Daniel J. Meyer, Chairman
E. Richard Brooks
Anthony J. Guzzi
Joel S. Hoffman
Daniel S. Van Riper
      The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of the Class A Common Stock and Class B Common Stock, all voting as a single class (provided that holders of shares representing a majority of the votes entitled to be cast actually cast votes) is required to ratify the selection of PricewaterhouseCoopers LLP as independent registered public accountants of the Company. Abstentions and broker non-votes will not affect the voting results although they will have the practical effect of reducing the likelihood that shares representing a majority of the votes entitled to be cast will in fact be cast.
      The Board of Directors Unanimously Recommends that the Shareholders Vote “FOR” the Ratification of the Selection of PricewaterhouseCoopers LLP.
GENERAL
      The expense of this solicitation is to be borne by the Company. The Company may also reimburse persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to their principals. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies, at an estimated cost of $9,000, plus reasonable expenses.
      Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote all proxies received by them in favor of (i) the election of the nominees to the Board named herein, and (ii) the ratification of the selection of independent registered public accountants. All proxies will be voted as specified.
      Management does not intend to present any business at the meeting other than that set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the shareholders properly come before the meeting and any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR THE
2008 ANNUAL MEETING
      Shareholder proposals for inclusion in the proxy materials related to the 2008 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Company no later than November 23, 2007. Any shareholder proposal not intended to be included in the proxy materials related to the 2008 Annual Meeting of Shareholders must be received by the Company no earlier than February 7, 2008 and no later than February 27, 2008 or else management of the Company will retain discretion to vote proxies received for that meeting in their discretion with respect to such proposal.

By Order of the Board of Directors

Hubbell Incorporated
Orange, Connecticut
March 20, 2007

PROXY PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS HUBBELL INCORPORATED For Annual Meeting of Shareholders, May 7, 2007 (For Shares of Class A Common Stock) The undersigned hereby appoints each of TIMOTHY H. POWERS and RICHARD W. DAVIES as proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned in Hubbell Incorporated at the annual meeting of its shareholders and at any adjournment thereof upon the matters set forth in the notice of meeting and proxy statement for the 2007 annual meeting of shareholders and upon all other matters properly coming before said meeting or any adjournment thereof. This proxy will be voted FOR the election of the directors and FOR Proposal 2, unless a contrary specification is made, in which case it will be voted in accordance with such specification (Continued and to be signed on the other side.) Address Change/Comments (Mark the corresponding box on the reverse side) ? Detach here from proxy voting card. ? YOUR VOTE IS IMPORTANT! You can vote in one of three ways: 1. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. or 2. Call TOLL FREE 1-866-540-5760 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. or 3. Vote by Internet at our Internet Address: http://www.proxyvoting.com/hub PLEASE VOTE You can access, view and download this year’s Annual Report and Proxy Statement on the Hubbell Incorporated Investor Relations website at http://www.hubbell.com/ FinancialReports or http://www.proxyvoting.com/hub.

FOR SHARES OF CLASS A COMMON STOCK Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE FOR all nominees listed WITHHOLD AUTHORITY below, (except as marked to to vote for all nominees the contrary below). listed below. FOR AGAINST ABSTAIN Proposal 2—Ratification of the selection of PricewaterhouseCoopers LLP as independent registered PROPOSAL 1- public accountants for the year 2007. ELECTION OF DIRECTORS: 01 E. BROOKS 06 D. MEYER 02 G. EDWARDS 07 T. POWERS 03 A. GUZZI 08 G. RATCLIFFE 04 J. HOFFMAN 09 R. SWIFT 05 A. MCNALLY IV 10 D. VAN RIPER (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.) ___The Board of Directors recommends that you vote FOR the election of all the nominees in Proposal 1 and FOR Proposal 2. Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence. Signature ___Signature ___Date ___NOTE: Please sign exactly as your name or names appear hereon. Persons signing in a representative capacity should indicate their capacity. ? Detach here from proxy voting card ? Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week Telephone and Internet voting is available through 11:59 PM EST the day prior to annual meeting day. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet Telephone Mail http://www.proxyvoting.com/hub 1-866-540-5760 Use the Internet to vote your Use any touch-tone telephone to Mark, sign and date proxy. Have your proxy card in vote your proxy. Have your proxy your proxy card hand when you access the web OR card in hand when you call. OR and site. return it in the enclosed postage-paid envelope. If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

PROXY PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS HUBBELL INCORPORATED For Annual Meeting of Shareholders, May 7, 2007 (For Shares of Class B Common Stock) The undersigned hereby appoints each of TIMOTHY H. POWERS and RICHARD W. DAVIES as proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned in Hubbell Incorporated at the annual meeting of its shareholders and at any adjournment thereof upon the matters set forth in the notice of meeting and proxy statement for the 2007 annual meeting of shareholders and upon all other matters properly coming before said meeting or any adjournment thereof. This proxy will be voted FOR the election of the directors and FOR Proposal 2, unless a contrary specification is made, in which case it will be voted in accordance with such specification (Continued and to be signed on the other side.) Address Change/Comments (Mark the corresponding box on the reverse side) ? Detach here from proxy voting card. ? YOUR VOTE IS IMPORTANT! You can vote in one of three ways: 1. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. or 2. Call TOLL FREE 1-866-540-5760 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. or 3. Vote by Internet at our Internet Address: http://www.proxyvoting.com/hub PLEASE VOTE You can access, view and download this year’s Annual Report and Proxy Statement on the Hubbell Incorporated Investor Relations website at http://www.hubbell.com/ FinancialReports or http://www.proxyvoting.com/hub.

FOR SHARES OF CLASS B COMMON STOCK Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE FOR all nominees listed WITHHOLD AUTHORITY below, (except as marked to to vote for all nominees the contrary below). listed below. FOR AGAINST ABSTAIN Proposal 2—Ratification of the selection of PricewaterhouseCoopers LLP as independent registered PROPOSAL 1- public accountants for the year 2007. ELECTION OF DIRECTORS: 01 E. BROOKS 06 D. MEYER 02 G. EDWARDS 07 T. POWERS 03 A. GUZZI 08 G. RATCLIFFE 04 J. HOFFMAN 09 R. SWIFT 05 A. MCNALLY IV 10 D. VAN RIPER (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.) ___The Board of Directors recommends that you vote FOR the election of all the nominees in Proposal 1 and FOR Proposal 2. Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence. Signature ___Signature ___Date ___NOTE: Please sign exactly as your name or names appear hereon. Persons signing in a representative capacity should indicate their capacity. ? Detach here from proxy voting card ? Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week Telephone and Internet voting is available through 11:59 PM EST the day prior to annual meeting day. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet Telephone Mail http://www.proxyvoting.com/hub 1-866-540-5760 Use the Internet to vote your Use any touch-tone telephone to Mark, sign and date proxy. Have your proxy card in vote your proxy. Have your proxy your proxy card hand when you access the web OR card in hand when you call. OR and site. return it in the enclosed postage-paid envelope. If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.